EXHIBIT 99.3

Item 8.	Financial Statements

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

CB Richard Ellis Group, Inc.:

We have audited the accompanying consolidated balance sheet of CB Richard Ellis Group, Inc. (the Company) and subsidiaries as of December 31, 2008, and the related consolidated statement of operations, cash flows, equity and comprehensive (loss) income for the year then ended. In connection with our audit of the consolidated financial statements, we also have audited the related 2008 financial statement schedules. We also have audited the Company’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these consolidated financial statements and financial statement schedules, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules and an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the 2008 consolidated financial statements referred to above present fairly, in all material respects, the financial position of CB Richard Ellis Group, Inc. and subsidiaries as of December 31, 2008, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related 2008 financial statement schedules, when considered in relation to the 2008 basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein. Also in our opinion, CB Richard Ellis Group, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

As discussed in Note 4 to the consolidated financial statements, the Company adopted the presentation and disclosure requirements of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements - an Amendment of ARB No. 51 for all periods presented.

/s/ KPMG LLP

Los Angeles, California

March 2, 2009, except for Notes 2, 3, 4, 8, 17, 19, 23, 25 and 27 as to which the date is September 11, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

CB Richard Ellis Group, Inc.

Los Angeles, California

We have audited the accompanying consolidated balance sheet of CB Richard Ellis Group, Inc. and subsidiaries (the “Company”) as of December 31, 2007, and the related consolidated statements of operations, cash flows, equity, and comprehensive (loss) income, for the years ended December 31, 2007 and 2006. Our audits also included the financial statement schedules listed in the Index at Item 15. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such 2007 and 2006 consolidated financial statements present fairly, in all material respects, the financial position of CB Richard Ellis Group, Inc. and subsidiaries as of December 31, 2007, and the results of their operations and their cash flows for the years ended December 31, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 11 to the consolidated financial statements, the accompanying 2007 balance sheet has been retrospectively adjusted for real estate and other assets held for sale.

As discussed in Note 2 to the consolidated financial statements, the Company adopted, effective January 1, 2007, a new accounting standard for uncertainty in income taxes. Additionally, as discussed in Note 4 of the consolidated financial statements, the Company adopted a new accounting standard for noncontrolling interests in subsidiaries on January 1, 2009.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, CA

February 29, 2008

(March 2, 2009 as to Notes 10, 11, 12, & 13)

(September 11, 2009 as to the effects of the retrospective adjustment for the adoption of Financial Accounting Standards Board Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51,” and the inclusion of the 2007 and 2006 condensed consolidating guarantor and nonguarantor financial information in Note 27)

CB RICHARD ELLIS GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$158,823	$342,874
Restricted cash	36,322	44,438
Receivables, less allowance for doubtful accounts of $56,303 and $34,748 at December 31, 2008 and 2007, respectively	751,940	1,081,653
Warehouse receivables	210,473	255,777
Deferred compensation assets	225,704	3,488
Income taxes receivable	117,720	—
Prepaid expenses	94,282	80,379
Deferred tax assets, net	147,770	191,984
Real estate under development	56,322	78,388
Real estate and other assets held for sale	40,434	165,078
Available for sale securities	237	1,212
Other current assets	75,506	80,297

Total Current Assets	1,915,533	2,325,568
Property and equipment, net	207,976	216,214
Goodwill	1,251,823	2,174,710
Other intangible assets, net of accumulated amortization of $114,685 and $105,438 at December 31, 2008 and 2007, respectively	311,447	404,104
Deferred compensation assets	4,125	264,190
Investments in unconsolidated subsidiaries	145,726	236,892
Deferred tax assets, net	44,483	17,932
Real estate under development	158,090	138,643
Real estate held for investment	535,979	310,516
Available for sale securities	28,794	30,314
Other assets, net	122,438	123,490

Total Assets	$4,726,414	$6,242,573

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$395,658	$488,341
Deferred purchase consideration	4,219	4,528
Compensation and employee benefits payable	255,408	307,512
Accrued bonus and profit sharing	295,219	727,460
Deferred compensation liabilities	239,464	12,296
Income taxes payable	—	50,658
Short-term borrowings:
Warehouse lines of credit	210,473	255,777
Revolving credit facility	25,765	227,065
Other	9,827	55,838

Total short-term borrowings	246,065	538,680
Current maturities of long-term debt	210,662	11,374
Notes payable on real estate	176,372	127,706
Liabilities related to real estate and other assets held for sale	22,740	131,454
Other current liabilities	27,038	23,802

Total Current Liabilities	1,872,845	2,423,811
Long-Term Debt:
Senior secured term loans	1,865,200	1,776,000
Other long-term debt	1,559	1,352

Total Long-Term Debt	1,866,759	1,777,352
Deferred compensation liabilities	5,460	278,266
Pension liability	19,802	34,163
Non-current tax liabilities	78,705	81,847
Notes payable on real estate	420,242	218,873
Other liabilities	116,878	176,105

Total Liabilities	4,380,691	4,990,417
Commitments and contingencies	—	—
Equity:
CB Richard Ellis Group, Inc. Stockholders’ Equity:
Class A common stock; $0.01 par value; 325,000,000 shares authorized; 262,336,032 and 201,594,592 shares issued and outstanding at December 31, 2008 and 2007, Respectively	2,623	2,016
Additional paid-in capital	285,825	40,559
Notes receivable from sale of stock	—	(60)
Accumulated (deficit) earnings	(48,349)	963,530
Accumulated other comprehensive loss	(125,413)	(17,502)

Total CB Richard Ellis Group, Inc. Stockholders’ Equity	114,686	988,543
Non-controlling interests	231,037	263,613

Total Equity	345,723	1,252,156

Total Liabilities and Equity	$4,726,414	$6,242,573

The accompanying notes are an integral part of these consolidated financial statements.

CB RICHARD ELLIS GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share data)

	Year Ended December 31,
	2008	2007	2006
Revenue	$5,128,817	$6,034,249	$4,032,027
Costs and expenses:
Cost of services	2,926,721	3,200,718	2,110,512
Operating, administrative and other	1,747,082	1,988,658	1,303,781
Depreciation and amortization	102,817	113,269	67,595
Goodwill and other non-amortizable intangible asset impairment	1,159,406	—	—
Merger-related charges	—	56,932	—

Total costs and expenses	5,936,026	5,359,577	3,481,888
Gain on disposition of real estate	18,740	24,299	—

Operating (loss) income	(788,469)	698,971	550,139
Equity (loss) income from unconsolidated Subsidiaries	(80,130)	64,939	33,300
Other (loss) income	(7,686)	(37,534)	8,610
Interest income	17,762	29,004	9,822
Interest expense	167,156	162,991	45,007
Loss on extinguishment of debt	—	—	33,847

(Loss) income from continuing operations before provision for income taxes	(1,025,679)	592,389	523,017
Provision for income taxes	50,810	192,643	198,326

(Loss) income from continuing operations	(1,076,489)	399,746	324,691
Income from discontinued operations, net of income taxes	26,748	5,308	—

Net (loss) income	(1,049,741)	405,054	324,691
Less: Net (loss) income attributable to non-controlling interests	(37,675)	14,549	6,120

Net (loss) income attributable to CB Richard Ellis Group, Inc.	$(1,012,066)	$390,505	$318,571

Basic (loss) income per share attributable to CB Richard Ellis Group, Inc. shareholders
(Loss) income from continuing operations attributable to CB Richard Ellis Group, Inc. shareholders	$(4.86)	$1.70	$1.41
Income from discontinued operations, net of income taxes, attributable to CB Richard Ellis Group, Inc. shareholders	0.05	0.01	—

Net (loss) income attributable to CB Richard Ellis Group, Inc. shareholders	$(4.81)	$1.71	$1.41

Weighted average shares outstanding for basic (loss) income per share	210,539,032	228,476,724	226,685,122

Diluted (loss) income per share attributable to CB Richard Ellis Group, Inc. shareholders
(Loss) income from continuing operations attributable to CB Richard Ellis Group, Inc. shareholders	$(4.86)	$1.65	$1.35
Income from discontinued operations, net of income taxes, attributable to CB Richard Ellis Group, Inc. shareholders	0.05	0.01	—

Net (loss) income attributable to CB Richard Ellis Group, Inc. shareholders	$(4.81)	$1.66	$1.35

Weighted average shares outstanding for diluted (loss) income per share	210,539,032	234,978,464	235,118,341

Amounts attributable to CB Richard Ellis Group, Inc. shareholders
(Loss) income from continuing operations, net of tax	$(1,022,291)	$387,871	$318,571
Discontinued operations, net of tax	10,225	2,634	—

Net (loss) income	$(1,012,066)	$390,505	$318,571

The accompanying notes are an integral part of these consolidated financial statements.

CB RICHARD ELLIS GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Year Ended December 31,
	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(1,049,741)	$405,054	$324,691
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	102,909	113,694	67,595
Amortization and write-off of deferred financing costs	11,662	7,958	18,447
Amortization and write-off of long-term debt discount	—	—	1,648
Write-down of impaired available for sale securities	7,686	—	—
Goodwill and other non-amortizable intangible asset impairment	1,159,406	—	—
Write-down of impaired real estate and other assets	60,504	—	—
Gain on sale of servicing rights and other assets	(37,519)	(11,355)	(8,099)
Loss (gain) on trading securities	—	33,654	(8,610)
Loss on interest rate swaps	—	3,880	—
Equity loss (income) from unconsolidated subsidiaries	80,130	(64,939)	(33,300)
In-kind distributions from unconsolidated subsidiaries	—	(2,710)	(9,614)
Gain on disposition of real estate held for investment	—	(3,346)	—
Provision for doubtful accounts	32,735	17,688	4,696
Deferred income taxes	(62,163)	5,322	(23,055)
Compensation expense and merger-related expense related to stock options and stock awards	29,812	35,546	11,889
Incremental tax benefit from stock options exercised	(4,294)	(16,568)	(31,774)
Deferred compensation deferrals	31,792	45,408	41,035
Distribution of earnings from unconsolidated subsidiaries	23,867	117,196	29,384
Tenant concessions received	11,209	15,220	10,566
Proceeds from sale of trading securities	—	320,047	—
Decrease (increase) in receivables	230,479	(138,965)	(188,708)
Decrease (increase) in deferred compensation assets	37,729	(60,919)	(58,674)
Increase in prepaid expenses and other assets	(23,356)	(19,870)	(58,480)
Decrease (increase) in real estate held for sale and under development	7,865	(114,714)	66,913
(Decrease) increase in accounts payable and accrued expenses	(102,984)	(53,201)	71,214
(Decrease) increase in compensation and employee benefits payable and accrued bonus and profit sharing	(505,575)	148,756	196,320
(Decrease) increase in income taxes payable	(79,948)	(138,094)	2,440
(Decrease) increase in other liabilities	(90,597)	2,907	3,422
Other operating activities, net	(1,981)	561	98

Net cash (used in) provided by operating activities	(130,373)	648,210	430,044
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(51,471)	(92,955)	(55,298)
Acquisition of businesses (other than Trammell Crow Company) including net assets acquired, intangibles and goodwill, net of cash acquired	(239,926)	(90,473)	(107,491)
Cash paid for acquisition of Trammell Crow Company, net of cash acquired	—	(94,483)	(1,677,422)
Contributions to unconsolidated subsidiaries	(56,350)	(97,830)	(62,947)
Distributions from unconsolidated subsidiaries	25,444	57,812	28,558
Proceeds from sale of servicing rights and other assets	29,156	32,504	8,041
Additions to real estate held for investment	(128,487)	(189,602)	—
Net proceeds from disposition of real estate held for investment	—	10,898	—
Decrease (increase) in restricted cash	5,973	168,811	(195,792)
Other investing activities, net	(3,348)	10,897	418

Net cash used in investing activities	(419,009)	(284,421)	(2,061,933)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from senior secured term loans	300,000	—	2,073,000
Repayment of senior secured term loans	(13,250)	(286,000)	(265,250)
Proceeds from revolving credit facility	2,024,762	604,186	843,324
Repayment of revolving credit facility	(2,208,645)	(381,704)	(843,324)
Repayment of 11 1/4% senior subordinated notes	—	—	(164,669)

Repayment of 9 3/4% senior notes	—	(3,310)	(126,690)
Repayment of Trammell Crow Company’s revolving credit facility	—	—	(74,000)
Proceeds from notes payable on real estate held for investment	115,676	142,862	18,200
Repayment of notes payable on real estate held for investment	(16,427)	(21,621)	—
Proceeds from notes payable on real estate held for sale and under development	144,296	210,532	11,605
Repayment of notes payable on real estate held for sale and under development	(142,222)	(126,066)	(71,168)
(Repayment of) proceeds from short-term borrowings and other loans, net	(44,563)	33,525	(8,626)
Proceeds from exercise of stock options	4,026	11,867	15,572
Incremental tax benefit from stock options exercised	4,294	16,568	31,774
Proceeds from issuance of common stock, net	207,835	—	—
Repurchase of common stock	—	(635,000)	—
Non-controlling contributions	48,533	198,446	14,710
Non-controlling distributions	(37,646)	(34,842)	(3,100)
Payment of deferred financing fees	(10,893)	(5,609)	(29,843)
Other financing activities, net	(1,817)	(1,087)	(1,955)

Net cash provided by (used in) financing activities	373,959	(277,253)	1,419,560

The accompanying notes are an integral part of these consolidated financial statements.

CB RICHARD ELLIS GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(Dollars in thousands)

	Year Ended December 31,
	2008	2007	2006
Effect of currency exchange rate changes on cash and cash equivalents	(8,628)	11,862	7,516

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(184,051)	98,398	(204,813)
CASH AND CASH EQUIVALENTS, AT BEGINNING OF PERIOD	342,874	244,476	449,289

CASH AND CASH EQUIVALENTS, AT END OF PERIOD	$158,823	$342,874	$244,476

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$148,826	$148,944	$55,927

Income tax payments, net	$197,353	$317,394	$218,935

The accompanying notes are an integral part of these consolidated financial statements.

CB RICHARD ELLIS GROUP, INC.

CONSOLIDATED STATEMENT OF EQUITY

(Dollars in thousands, except share data)

	CB Richard Ellis Group, Inc. Shareholders
						Accumulated other comprehensive (loss) income
	Shares	Class A common stock	Additional paid-in capital	Notes receivable from sale of stock	Accumulated earnings (deficit)	Minimum pension liability and other	Foreign currency translation and other	Non- Controlling Interests	Total
Balance at December 31, 2005	221,353,746	$2,214	$548,652	$(101)	$283,515	$(20,739)	$(19,856)	$6,824	$800,509
Net income	—	—	—	—	318,571	—	—	6,120	324,691
Net cancellation and distribution of deferred compensation stock fund units	671,648	6	(89)	—	—	—	—	—	(83)
Net collection on notes receivable from sale of stock	—	—	—	41	—	—	—	—	41
Unrealized holding gains on available for sale securities, net of tax	—	—	—	—	—	—	50	—	50
Minimum pension liability adjustment, net of tax	—	—	—	—	—	1,718	—	—	1,718
Adoption of SFAS No. 158, net of $3.7 million in tax	—	—	—	—	—	(8,586)	—	—	(8,586)
Stock options exercised (including tax benefit)	4,393,671	44	49,954	—	—	—	—	—	49,998
Non-cash issuance of common stock	3,295	—	86	—	—	—	—	—	86
Non-vested stock grants	1,089,070	11	—	—	—	—	—	—	11
Compensation expense for stock options and non-vested stock awards	—	—	11,803	—	—	—	—	—	11,803
Foreign currency translation gain (loss)	—	—	—	—	—	—	14,347	(59)	14,288
Cancellation of non-vested stock awards	(36,595)	—	—	—	—	—		—	—
Contributions from non-controlling interests	—	—	—	—	—	—	—	14,710	14,710
Distributions to non-controlling interests	—	—	—	—	—	—	—	(3,100)	(3,100)
Acquired non-controlling interest through acquisition	—	—	—	—	—	—	—	54,047	53,731
Other	—	—	—	—	—	—	—	(406)	(90)

Balance at December 31, 2006	227,474,835	$2,275	$610,406	$(60)	$602,086	$(27,607)	$(5,459)	$78,136	$1,259,777
Net income	—	—	—	—	390,505	—	—	14,549	405,054
Adoption of FIN 48	—	—	—	—	(29,061)	—	—	—	(29,061)
Net cancellation and distribution of deferred compensation stock fund units	187,949	1	(22)	—	—	—	—	—	(21)
Pension liability adjustments, net of tax	—	—	—	—	—	(8,818)	—	—	(8,818)
Stock options exercised (including tax benefit)	1,973,947	20	29,348	—	—	—	—	—	29,368
Non-cash issuance of common stock	2,808	—	104	—	—	—	—	—	104
Non-vested stock grants	819,679	8	—	—	—	—	—	—	8
Repurchase of common stock	(28,830,442)	(288)	(634,712)	—	—	—	—	—	(635,000)
Compensation expense for stock options and non-vested stock awards	—	—	24,608	—	—	—	—	—	24,608
Accelerated vesting of non-vested stock awards	—	—	993	—	—	—	—	—	993
Accelerated vesting of stock options	—	—	9,834	—	—	—	—	—	9,834
Unrealized losses on interest rate swaps, net of tax	—	—	—	—	—	—	(7,667)	—	(7,667)
Unrealized holding losses on available for sale securities, net of tax	—	—	—	—	—	—	(409)	—	(409)
Foreign currency translation gain	—	—	—	—	—	—	32,458	2,308	34,766
Cancellation of non-vested stock awards	(34,184)	—	—	—	—	—	—	—	—
Contributions from non-controlling interests	—	—	—	—	—	—	—	198,446	198,446
Distributions to non-controlling interests	—	—	—	—	—	—	—	(34,842)	(34,842)
Other	—	—	—	—	—	—	—	5,016	5,016

Balance at December 31, 2007	201,594,592	$2,016	$40,559	$(60)	$963,530	$(36,425)	$18,923	$263,613	$1,252,156
Net loss	—	—	—	—	(1,012,066)	—	—	(37,675)	(1,049,741)
Adoption of measurement date provisions of SFAS No. 158	—	—	—	—	187	92	—	—	279
Net cancellation and distribution of deferred compensation stock fund units	164,456	1	(6)	—	—	—	—	—	(5)
Net collection on notes receivable from sale of stock	—	—	—	60	—	—	—	—	60
Pension liability adjustments, net of tax	—	—	—	—	—	741	—	—	741
Stock options exercised (including tax benefit)	941,896	9	8,288	—	—	—	—	—	8,297
Non-cash issuance of common stock	4,540	—	100	—	—	—	—	—	100
Non-vested stock grants	2,371,987	24	—	—	—	—	—	—	24
Issuance of common stock, net	57,500,000	575	207,260	—	—	—	—	—	207,835
Compensation expense for stock options and non-vested stock awards	—	—	29,812	—	—	—	—	—	29,812
Unrealized losses on interest rate swaps and interest rate caps, net of tax	—	—	—	—	—	—	(4,432)	—	(4,432)
Unrealized holding losses on available for sale securities, net of tax	—	—	—	—	—	—	(103)	—	(103)
Foreign currency translation (loss) gain	—	—	—	—	—	—	(104,209)	2,002	(102,207)
Cancellation of non-vested stock awards	(241,439)	(2)	—	—	—	—	—	—	(2)
Contributions from non-controlling interests	—	—	—	—	—	—	—	48,533	48,533
Distributions to non-controlling interests	—	—	—	—	—	—	—	(37,646)	(37,646)
Other	—	—	(188)	—	—	—	—	(7,790)	(7,978)

Balance at December 31, 2008	262,336,032	$2,623	$285,825	$—	$(48,349)	$(35,592)	$(89,821)	$231,037	$345,723

The accompanying notes are an integral part of these consolidated financial statements.

CB RICHARD ELLIS GROUP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(Dollars in thousands)

	Year Ended December 31,
	2008	2007	2006
Net (loss) income	$(1,049,741)	$405,054	$324,691
Other comprehensive (loss) income:
Foreign currency translation (loss) gain	(102,207)	34,766	14,288
Unrealized losses on interest rate swaps and interest rate caps, net of $1,537 and $5,532 income tax benefit as of December 31, 2008 and 2007, respectively	(4,432)	(7,667)	—
Unrealized holding (losses) gains on available for sale securities, net of $1,900 and $306 income tax benefit and $36 income tax as of December 31, 2008, 2007 and 2006, respectively	(103)	(409)	50
Pension liability adjustments, net of tax	741	(8,818)	1,718

Total other comprehensive (loss) income	(106,001)	17,872	16,056
Comprehensive (loss) income	(1,155,742)	422,926	340,747
Comprehensive (loss) income attributable to non-controlling interests	(35,673)	16,857	6,061

Comprehensive (loss) income attributable to CB Richard Ellis Group, Inc.	$(1,120,069)	$406,069	$334,686

The accompanying notes are an integral part of these consolidated financial statements.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Operations

CB Richard Ellis Group, Inc. (formerly known as CBRE Holding, Inc.), a Delaware corporation (which may be referred to in these financial statements as “we,” “us,” and “our”), was incorporated on February 20, 2001 and was created to acquire all of the outstanding shares of CB Richard Ellis Services, Inc. (CBRE), an international commercial real estate services firm. Prior to July 20, 2001, we were a wholly-owned subsidiary of Blum Strategic Partners, L.P. (Blum Strategic), formerly known as RCBA Strategic Partners, L.P., which is an affiliate of Richard C. Blum, a director of CBRE and our company.

On July 20, 2001, we acquired all of the outstanding stock of CBRE pursuant to an Amended and Restated Agreement and Plan of Merger, dated May 31, 2001, among CBRE, Blum CB Corp. (Blum CB) and us. Blum CB was merged with and into CBRE with CBRE being the surviving corporation (the 2001 Merger). In July 2003, our global position in the commercial real estate services industry was further solidified as CBRE acquired Insignia Financial Group, Inc. (Insignia). On July 23, 2003, pursuant to an Amended and Restated Agreement and Plan of Merger, dated May 28, 2003 (the Insignia Acquisition Agreement), by and among us, CBRE, Apple Acquisition Corp. (Apple Acquisition), a Delaware corporation and wholly-owned subsidiary of CBRE, and Insignia, Apple Acquisition was merged with and into Insignia (the Insignia Acquisition). Insignia was the surviving corporation in the Insignia Acquisition and at the effective time of the Insignia Acquisition became a wholly-owned subsidiary of CBRE.

On June 15, 2004, we completed the initial public offering of shares of our Class A common stock (the IPO). In connection with the IPO, we issued and sold 23,180,292 shares of our Class A common stock and received aggregate net proceeds of approximately $135.0 million, after deducting underwriting discounts and commissions and offering expenses payable by us. Also in connection with the IPO, selling stockholders sold an aggregate of 48,819,708 shares of our Class A common stock and received net proceeds of approximately $290.6 million, after deducting underwriting discounts and commissions. On July 14, 2004, selling stockholders sold an additional 687,900 shares of our Class A common stock to cover over-allotments of shares by the underwriters and received net proceeds of approximately $4.1 million, after deducting underwriting discounts and commissions. On December 13, 2004 and November 15, 2005, we completed secondary public offerings that provided further liquidity for some of our stockholders. We did not receive any of the proceeds from the sales of shares by the selling stockholders on June 15, 2004, July 14, 2004, December 13, 2004 and November 15, 2005. Lastly, on November 18, 2008, we completed a secondary public offering of 57.5 million shares of our Class A common stock, which raised $207.8 million of net proceeds used for general corporate purposes.

In December 2006, we expanded our global leadership with the acquisition of Trammell Crow Company, our largest acquisition to date. On December 20, 2006, pursuant to an Agreement and Plan of Merger dated October 30, 2006 (the Trammell Crow Company Acquisition Agreement), by and among us, A-2 Acquisition Corp., a Delaware corporation and our wholly-owned subsidiary (Merger Sub), and Trammell Crow Company, the Merger Sub was merged with and into the Trammell Crow Company (the Trammell Crow Company Acquisition). Trammell Crow Company was the surviving corporation in the Trammell Crow Company Acquisition and upon the closing of the Trammell Crow Company Acquisition became our indirect wholly-owned subsidiary. We have no substantive operations other than our investment in CBRE and Trammell Crow Company.

We offer a full range of services to occupiers, owners, lenders and investors in office, retail, industrial, multi-family and other commercial real estate assets globally under the “CB Richard Ellis” brand name and provide development services under the “Trammell Crow” brand name. Our business is focused on several service competencies, including commercial property and corporate facilities management, tenant representation, property/agency leasing, property sales, valuation, real estate investment management, commercial mortgage origination and servicing, capital markets (equity and debt) solutions, development services and proprietary research. We generate revenues from contractual management fees and on a per project or transactional basis.

2.	Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include our accounts and those of our majority-owned subsidiaries, as well as variable interest entities (VIEs) in which we are the primary beneficiary and other subsidiaries of which we have control. The equity attributable to non-controlling interests in subsidiaries is shown separately in the accompanying consolidated balance sheets. All significant intercompany accounts and transactions have been eliminated in consolidation.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Variable Interest Entities

Our determination of the appropriate accounting method with respect to our variable interests, including co-investments with our clients, is based on Financial Accounting Standards Board (FASB) Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities – an Interpretation of ARB No. 51” (FIN 46R). We consolidate any VIEs of which we are the primary beneficiary and disclose significant variable interests in VIEs of which we are not the primary beneficiary, if any.

Limited Partnerships, Limited Liability Companies and Other Subsidiaries

If an entity is not a VIE, our determination of the appropriate accounting method with respect to our investments in limited partnerships, limited liability companies and other subsidiaries is based on control. For our general partner interests, we are presumed to control (and therefore consolidate) the entity, unless the other limited partners have substantive rights that overcome this presumption of control. These substantive rights allow the limited partners to participate in significant decisions made in the ordinary course of the entity’s business. We account for our non-controlling general partner investments in these entities under the equity method. This treatment also applies to our managing member interests in limited liability companies.

Our determination of the appropriate accounting method for all other investments in subsidiaries is based on the amount of influence we have (including our ownership interest) in the underlying entity. Those other investments where we have the ability to exercise significant influence (but not control) over operating and financial policies of such subsidiaries (including certain subsidiaries where we have less than 20% ownership) are accounted for using the equity method. We eliminate transactions with such equity method subsidiaries to the extent of our ownership in such subsidiaries. Accordingly, our share of the earnings or losses of these equity method subsidiaries is included in consolidated net income. All of our remaining investments are carried at cost.

Under either the equity or cost method, impairment losses are recognized upon evidence of other-than-temporary losses of value. When testing for impairment on investments that are not actively traded on a public market, we generally use a discounted cash flow approach to estimate the fair value of our investments and/or look to comparable activities in the market place. Management judgment is required in developing the assumptions for the discounted cash flow approach. These assumptions include net asset values, internal rates of return, discount and capitalization rates, interest rates and financing terms, rental rates, timing of leasing activity, estimates of lease terms and related concessions, etc. When determining if impairment is other-than-temporary, we also look to the length of time and the extent to which fair value has been less than cost as well as the financial condition and near-term prospects of each investment.

Estimates, Risks and Uncertainties

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, and reported amounts of revenue and expenses. Such estimates include the value of goodwill, intangibles and other long-lived assets, accounts receivable, investments in unconsolidated subsidiaries and assumptions used in the calculation of income taxes, retirement and other post-employment benefits, among others. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including consideration of the current economic environment, and adjusts such estimates and assumptions when facts and circumstances dictate. Illiquid credit markets, volatile equity, foreign currency, among other things, have combined to increase the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

The fair value of our goodwill and non-amortizable intangible assets is impacted by economic conditions, the capital markets and our stock price. Sales and leasing activity is affected by the credit crunch and significant capital market turmoil adversely affects incentive-based revenue as well as reduces real estate sales volume and values. These adverse economic conditions could cause declines in the estimated future discounted cash flows expected for our reporting units. A significant or sustained decline in our future cash flows and/or if the current economic conditions significantly worsen could result in additional impairment charges.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The recoverability of our investments in unconsolidated subsidiaries is impacted by the significant capital market turmoil. During the fourth quarter of 2008, commercial real estate fundamentals weakened significantly, impacted by the overall downturn in the economy. Transactions declined significantly due to illiquidity in the capital markets as many lenders tightened lending standards for commercial real estate. The assumptions utilized in our recoverability analysis reflected our outlook for the commercial real estate industry and the impact on our business. This outlook incorporated our belief that market conditions deteriorated and that these challenging conditions could persist for some time. A continued decline in the capital markets could result in additional write-downs in the future.

The recoverability of the carrying value of our investments in real estate is impacted by weakened commercial real estate fundamentals in the U.S., the overall downturn in the economy as evidenced by the decline in the U.S. Gross Domestic Product and the rising unemployment rate. Market fundamentals in the primary product types which we develop/own weakened significantly. Rising unemployment negatively impacted office markets as companies deferred occupancy decisions and placed space on the market for sublease. Weak industrial production has adversely affected warehouse and distribution markets. The retail sector has been negatively affected by declining sales and retailers experiencing financial difficulty. Transactions have declined significantly due to illiquidity in the capital markets as many lenders have tightened lending standards for commercial real estate. Capitalization rates have increased as potential buyers of commercial real estate re-evaluated commercial real estate versus other asset classes available for investment. If conditions in the broader economy, commercial real estate industry, specific markets or product types in which we operate worsen, we could have additional impairment charges.

All of the aforementioned economic conditions could impact our ability to remain in compliance with our minimum coverage ratio and maximum leverage ratio in our Credit Agreement. If 2009 revenues are less than we have projected, we will take further actions within our control to reduce costs and we believe that such actions would allow us to remain in compliance with our financial covenants. However, to provide ourselves with maximum flexibility, it is likely that we will approach our lenders to seek an amendment to our Credit Agreement.

Cash and Cash Equivalents

Cash and cash equivalents generally consist of cash and highly liquid investments with an original maturity of less than three months. We control certain cash and cash equivalents as an agent for our investment and property management clients. These amounts are not included in the accompanying consolidated balance sheets (See Note 20).

Concentration of Credit Risk

Financial instruments that potentially subject us to credit risk consist principally of trade receivables and interest-bearing investments. Users of real estate services account for a substantial portion of trade receivables and collateral is generally not required. The risk associated with this concentration is limited due to the large number of users and their geographic dispersion.

We place substantially all of our interest-bearing investments with major financial institutions and limit the amount of credit exposure with any one financial institution.

Property and Equipment

Property and equipment is stated at cost, net of accumulated depreciation, or in the case of capitalized leases, at the present value of the future minimum lease payments. Depreciation and amortization of property and equipment is computed primarily using the straight-line method over estimated useful lives ranging up to ten years. Leasehold improvements are amortized over the term of their associated leases, excluding options to renew, since such leases generally do not carry prohibitive penalties for non-renewal. We capitalize expenditures that materially increase the life of our assets and expense the costs of maintenance and repairs.

We review property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If this review indicates that such assets are considered to be impaired, the impairment is recognized in the period the changes occur and represents the amount by which the carrying value exceeds the fair value of the asset. We did not recognize an impairment loss related to property and equipment in 2008, 2007 or 2006.

Computer Software Costs

Certain costs related to the development or purchases of internal-use software are capitalized in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Internal computer software costs that are incurred in the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

preliminary project stage are expensed as incurred. Direct consulting costs as well as payroll and related costs, which are incurred during the development stage of a project are capitalized and amortized over a three-year period when placed into production.

Goodwill and Other Intangible Assets

Our acquisitions require the application of purchase accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations.” This results in tangible and identifiable intangible assets and liabilities of the acquired entity being recorded at fair value. The difference between the purchase price and the fair value of net assets acquired is recorded as goodwill. The majority of our goodwill balance has resulted from the 2001 Merger, the Insignia Acquisition and the Trammell Crow Company Acquisition. Other intangible assets include a trademark, which was separately identified as a result of the 2001 Merger, as well as a trade name separately identified as a result of the Insignia Acquisition representing the Richard Ellis trade name in the United Kingdom (U.K.) that was owned by Insignia prior to the Insignia Acquisition. Both the trademark and the trade name are not being amortized and have indefinite estimated useful lives. The remaining other intangible assets primarily include customer relationships, management contracts, loan servicing rights and franchise agreements, which are all being amortized over estimated useful lives ranging up to 20 years.

SFAS No. 142, “Goodwill and Other Intangible Assets,” requires us to test goodwill and other intangible assets deemed to have indefinite useful lives for impairment annually or more often if circumstances or events indicate a change in the impairment status. The goodwill impairment analysis is a two-step process. The first step used to identify potential impairment involves comparing each reporting unit’s estimated fair value to its carrying value, including goodwill. We use a discounted cash flow approach to estimate the fair value of our reporting units. Management judgment is required in developing the assumptions for the discounted cash flow model. These assumptions include revenue growth rates, profit margin percentages, discount rates, etc. If the estimated fair value of a reporting unit exceeds its carrying value, goodwill is considered to not be impaired. If the carrying value exceeds estimated fair value, there is an indication of potential impairment and the second step is performed to measure the amount of impairment. The second step of the process involves the calculation of an implied fair value of goodwill for each reporting unit for which step one indicated impairment. The implied fair value of goodwill is determined similar to how goodwill is calculated in a business combination, by measuring the excess of the estimated fair value of the reporting unit as calculated in step one, over the estimated fair values of the individual assets, liabilities and identifiable intangibles as if the reporting unit was being acquired in a business combination. Due to the many variables inherent in the estimation of a business’s fair value and the relative size of our goodwill, if different assumptions and estimates were used, it could have an adverse effect on our impairment analysis.

Deferred Financing Costs

Costs incurred in connection with financing activities are deferred and amortized over the terms of the related debt agreements ranging up to seven years. Amortization of these costs is charged to interest expense in the accompanying consolidated statements of operations. During 2006, we wrote off $14.7 million of unamortized deferred financing costs associated with the $164.7 million repurchase of our 11 1/4% senior subordinated notes, the $126.7 million redemption of our 9 3/4% senior notes and the replacement of our prior credit facility. Total deferred financing costs, net of accumulated amortization, included in other assets in the accompanying consolidated balance sheets were $28.8 million and $30.1 million, as of December 31, 2008 and 2007, respectively.

Revenue Recognition

We record commission revenue on real estate sales generally upon close of escrow or transfer of title, except when future contingencies exist. Real estate commissions on leases are generally recorded in revenue when all obligations under the commission agreement are satisfied. Terms and conditions of a commission agreement may include, but are not limited to, execution of a signed lease agreement and future contingencies including tenant occupancy, payment of a deposit or payment of a first month’s rent (or a combination thereof). As some of these conditions are outside of our control and are often not clearly defined, judgment must be exercised in determining when such required events have occurred in order to recognize revenue.

A typical commission agreement provides that we earn a portion of a lease commission upon the execution of the lease agreement by the tenant, with the remaining portion(s) of the lease commission earned at a later date, usually upon tenant occupancy or payment of rent. The existence of any significant future contingencies results in the delay of recognition of corresponding revenue until such contingencies are satisfied. For example, if we do not earn all or a portion of the lease commission until the tenant pays its first month’s rent, and the lease agreement provides the tenant with a free rent period, we delay revenue recognition until rent is paid by the tenant.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Investment management and property management fees are generally based upon percentages of the revenue or profit generated by the entities managed and are recognized when earned under the provisions of the related management agreements. Our Global Investment Management segment earns performance-based incentive fees with regard to many of its investments. Such revenue is recognized at the end of the measurement periods when the conditions of the applicable incentive fee arrangements have been satisfied. With many of these investments, our Global Investment Management team has participation interests in such incentive fees. These participation interests are generally accrued for based upon the probability of such performance-based incentive fees being earned over the related vesting period.

Appraisal fees are recorded after services have been rendered. Loan origination fees are recognized at the time a loan closes and we have no significant remaining obligations for performance in connection with the transaction, while loan servicing fees are recorded in revenue as monthly principal and interest payments are collected from mortgagors. Other commissions, consulting fees and referral fees are recorded as revenue at the time the related services have been performed, unless significant future contingencies exist.

Development services and project management services generate fees from development and construction management projects. For projects where we operate as a general contractor, fees are generally recognized using the percentage-of-completion method based on costs incurred as a percentage of total expected costs. Some development and construction management and project management assignments are subject to agreements that describe the calculation of fees and when we earn such fees. The earnings terms of these agreements dictate when we recognize the related revenue. We may earn incentive fees for project management services based upon achievement of certain performance criteria as set forth in the project management services agreement. We may earn incentive development fees by reaching specified time table, leasing, budget or value creation targets, as defined in the relevant development services agreement. Certain incentive development fees allow us to share in the fair value of the developed real estate asset above cost. This sharing creates additional revenue potential to us with no exposure to loss other than opportunity cost. We recognize such fees when the specified target is attained.

We record deferred income to the extent that cash payments have been received in accordance with the terms of underlying agreements, but such amounts have not yet met the criteria for revenue recognition in accordance with generally accepted accounting principles. We recognize such revenues when the appropriate criteria are met.

Pursuant to Emerging Issues Task Force (EITF) Issue No. 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out of Pocket’ Expenses Incurred,” and EITF Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” we account for certain reimbursements (primarily salaries and related charges) mainly related to our facilities and property management operations as revenue. Reimbursement revenue is recognized when the underlying reimbursable costs are incurred.

In establishing the appropriate provisions for trade receivables, we make assumptions with respect to future collectibility. Our assumptions are based on an assessment of a customer’s credit quality as well as subjective factors and trends, including the aging of receivables balances. In addition to these assessments, in general, outstanding trade accounts receivable amounts that are more than 180 days overdue are evaluated for collectibility and fully provided for if deemed uncollectible. Historically, our credit losses have been insignificant. However, estimating losses requires significant judgment, and conditions may change or new information may become known after any periodic evaluation. As a result, actual credit losses may differ from our estimates.

Real Estate

Classification and Impairment Evaluation

We classify real estate in accordance with the criteria of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” as follows: (i) Real estate held for sale, which includes completed assets or land for sale in its present condition that meet all of the SFAS No. 144 “held for sale” criteria, (ii) Real estate under development (current), which includes real estate that we are in the process of developing that is expected to be completed and disposed of within one year of the balance sheet date; (iii) Real estate under development (non-current), which includes real estate that we are in the process of developing that is expected to be completed and disposed of more than one year from the balance sheet date; or (iv) Real estate held for investment, which consists of completed assets not expected to be disposed of within one year of the balance sheet date and land on which development activities have not yet commenced. Any asset reclassified from real estate held for sale to real

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

estate under development (current or non-current) or real estate held for investment is recorded individually at the lower of its fair value at the date of the reclassification or its carrying amount before it was classified as “held for sale,” adjusted (in the case of real estate held for investment) for any depreciation that would have been recognized had the asset been continuously classified as real estate held for investment.

Real estate held for sale is recorded at the lower of cost or fair value less cost to sell. If an asset’s fair value less cost to sell, based on discounted future cash flows, management estimates or market comparisons, is less than its carrying amount, an allowance is recorded against the asset.

Real estate under development and real estate held for investment are carried at cost less depreciation, as applicable. Buildings and improvements included in real estate held for investment are depreciated using the straight-line method over estimated useful lives, generally 39 years. Tenant improvements included in real estate held for investment are amortized using the straight-line method over the shorter of their estimated useful lives or terms of the respective leases. Land improvements included in real estate held for investment are depreciated over their estimated useful lives, up to 15 years.

When indicators of impairment are present, real estate under development and real estate held for investment are evaluated for impairment and losses are recorded when undiscounted cash flows estimated to be generated by an asset or market comparisons are less than the asset’s carrying amount. The amount of the impairment loss is calculated as the excess of the asset’s carrying value over its fair value, which is determined using a discounted cash flow analysis, management estimates or market comparisons.

Cost Capitalization and Allocation

When acquiring, developing and constructing real estate assets, we capitalize costs in accordance with SFAS No. 34, “Capitalization of Interest Costs” and SFAS No. 67, “Accounting for Costs and the Initial Rental Operations of Real Estate Properties.” Capitalization begins when the activities related to development have begun and ceases when activities are complete. Costs capitalized under SFAS No. 67 include pursuit costs, or pre-acquisition/pre-construction costs, taxes and insurance, development and construction costs and costs of incidental operations. Pursuit costs capitalized in connection with a potential development project that we have determined not to pursue are written off in the period that determination is made.

At times, we purchase bulk land that we intend to sell or develop in phases. The land basis allocated to each phase is based on the relative estimated fair value of the phases before construction. We allocate construction costs incurred relating to more than one phase between the various phases; if the costs cannot be specifically identified to a certain phase or the improvements benefit more than one phase, we allocate the costs between the phases based on their relative estimated sales values. Relative allocations of the costs are changed as the sales value estimates are revised.

When acquiring real estate with existing buildings, we allocate the purchase price between land, land improvements, building and intangibles related to in-place leases, if any, based on their relative fair values in accordance with SFAS No. 141 and SFAS No. 142. The fair values of acquired land and buildings are determined based on an estimated discounted future cash flow model with lease-up assumptions as if the building was vacant upon acquisition. The fair value of in-place leases includes the value of lease intangibles for above or below-market rents and tenant origination costs, determined on a lease by lease basis. The capitalized values for both lease intangibles and tenant origination costs are amortized over the term of the underlying leases. Amortization related to lease intangibles is recorded as either an increase to or a reduction of rental income and amortization for tenant origination costs is recorded to amortization expense.

Disposition of Real Estate

Gains on disposition of real estate are recognized upon sale of the underlying project in accordance with SFAS No. 66, “Accounting for Sales of Real Estate.” We evaluate each real estate sale transaction to determine if it qualifies for gain recognition under the full accrual method. If the transaction does not meet the criteria for the full accrual method of profit recognition based on our assessment, we account for a sale based on an appropriate deferral method determined by the nature and extent of the buyer’s investment and our continuing involvement.

Discontinued Operations

SFAS No. 144 extends the reporting of a discontinued operation to a “component of an entity,” and further requires that a component be classified as a discontinued operation if the operations and cash flows of the component have been or will be eliminated from the ongoing operations of the entity in the disposal transaction and the entity will not have any significant

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

continuing involvement in the operations of the component after the disposal transaction. As defined in SFAS No. 144, a “component of an entity” comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity. Because each of our real estate assets is generally accounted for in a discrete subsidiary, many constitute a component of an entity under SFAS No. 144, increasing the likelihood that the disposition of assets that we hold for sale in the ordinary course of business must be reported as a discontinued operation unless we have significant continuing involvement in the operations of the asset after its disposition. Furthermore, operating profits and losses on such assets are required to be recognized and reported as operating profits and losses on discontinued operations in the periods in which they occur.

Business Promotion and Advertising Costs

The costs of business promotion and advertising are expensed as incurred in accordance with SOP 93-7, “Reporting on Advertising Costs.” Business promotion and advertising costs of $55.1 million, $66.5 million and $54.4 million were included in operating, administrative and other expenses for the years ended December 31, 2008, 2007 and 2006, respectively.

Foreign Currencies

The financial statements of subsidiaries located outside the United States (U.S.) are generally measured using the local currency as the functional currency. The assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date, and income and expenses are translated at the average monthly rate. The resulting translation adjustments are included in the accumulated other comprehensive loss component of equity. Gains and losses resulting from foreign currency transactions are included in the results of operations. The aggregate transaction gain included in the accompanying consolidated statement of operations for the year ended December 31, 2008 is $6.4 million. The aggregate transaction losses included in the accompanying consolidated statements of operations for the years ended December 31, 2007 and 2006 are $1.1 million and $2.1 million, respectively.

Derivative Financial Instruments

In the normal course of business, we sometimes utilize derivative financial instruments in the form of foreign currency exchange forward, option and swap contracts to mitigate foreign currency exchange exposure resulting from intercompany loans, expected cash flow and earnings. We apply SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, when accounting for any such contracts. SFAS No. 133 requires us to recognize all qualifying derivative instruments as assets or liabilities on our balance sheet and measure them at fair value. The statement requires that changes in the fair value of derivatives be recognized in earnings unless specific hedge accounting criteria are met. Included in the consolidated statements of operations were gains of $1.6 million and losses of $8.1 million for the years ended December 31, 2008 and 2007, respectively, resulting from net gains and losses on foreign currency exchange option, forward and swap contracts. The net impact on our earnings resulting from gains and/or losses on foreign currency exchange forward, option and swap contracts for the year ended December 31, 2006 was not significant. As of December 31, 2007, we had an outstanding foreign currency exchange forward contract with an aggregate notional amount of 46.0 million British pounds sterling, which expired on October 31, 2008. As of December 31, 2008, we had an outstanding foreign currency exchange swap contract with an aggregate notional amount of 39.5 million British pounds sterling, which expires on February 18, 2009.

We also enter into loan commitments that relate to the origination or acquisition of commercial mortgage loans that will be held for resale. SFAS No. 133, as amended, requires that these commitments be recorded at their relative fair values as derivatives. The net impact on our financial position or earnings resulting from these derivative contracts has not been significant.

On February 26, 2007, we entered into two interest rate swap agreements with a total notional amount of $1.4 billion and a maturity date of December 31, 2009. The purpose of these interest rate swap agreements is to hedge potential changes to our cash flows due to the variable interest nature of our senior secured term loan facilities (see Note 14). On March 20, 2007, these interest rate swaps were designated as cash flow hedges under SFAS No. 133. We incurred a loss on these interest rate swaps from the date we entered into the swaps up to the designation date of approximately $3.9 million, which is included in other loss in the accompanying consolidated statement of operations. There was no hedge ineffectiveness for the year ended December 31, 2008 or for the period from March 20, 2007 through December 31, 2007. On March 20, 2008, the total notional amount of the interest rate swap agreements was reduced to $950.0 million. As of December 31, 2008 and 2007, the fair values of these interest rate swap agreements were reflected as an $18.3 million liability and a $17.1 million liability, respectively, and were included in other current liabilities in the accompanying consolidated balance sheets. The fair value measurements employed for these interest rate swaps were based on observable market data, which falls within Level 2 of the fair value hierarchy under SFAS No. 157, “Fair Value Measurements.”

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

From time to time, we enter into interest rate swap and cap agreements in order to limit our interest expense related to our notes payable on real estate. If any of these agreements are not designated as effective hedges under SFAS No. 133, then they are marked to market each period with the change in fair market value recognized in current period earnings. There was no significant net impact on our earnings resulting from gains and/or losses on interest rate swap and cap agreements associated with notes payable on real estate for the years ended December 31, 2008, 2007 and 2006.

Marketable Securities

We account for investments in marketable debt and equity securities in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” We determine the appropriate classification of debt and equity securities at the time of purchase and reevaluate such designation as of each balance sheet date. We classify marketable securities we acquire with the intent to generate a profit from short-term movements in market prices as trading securities. Debt securities are classified as held to maturity when we have the positive intent and ability to hold the securities to maturity. Marketable equity and debt securities not classified as trading or held to maturity are classified as available for sale.

In accordance with SFAS No. 115, trading securities are carried at their fair value with realized and unrealized gains and losses included in net income. The available for sale securities are carried at their fair value and any difference between cost and fair value is recorded as unrealized gain or loss, net of income taxes, and is reported as accumulated other comprehensive loss in the consolidated statement of equity. Premiums and discounts are recognized in interest income using the effective interest method. Realized gains and losses and declines in value expected to be other-than-temporary on available for sale securities are included in other loss. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available for sale are included in interest income.

Comprehensive (Loss) Income

Comprehensive (loss) income consists of net (loss) income and other comprehensive (loss) income. In the accompanying consolidated balance sheets, accumulated other comprehensive loss consists of foreign currency translation adjustments, unrealized losses on interest rate swaps and interest rate caps, unrealized holding losses on available for sale securities and other pension liability adjustments. Foreign currency translation adjustments exclude any income tax effect given that earnings of non-U.S. subsidiaries are deemed to be reinvested for an indefinite period of time (see Note 17). The income tax expense associated with pension adjustments was $0.3 million as of December 31, 2008. The income tax benefit associated with pension adjustments was $2.3 million and $8.2 million as of December 31, 2007 and 2006, respectively.

Mortgage Servicing Rights

In connection with the origination and sale of mortgage loans with servicing rights retained, we record servicing assets or liabilities based on the fair value of the mortgage servicing rights on the date the loans are sold. We also assume or purchase certain servicing assets. Servicing assets are carried at the lower of amortized cost or market value in other intangible assets in the accompanying consolidated balance sheets and are amortized in proportion to and over the estimated period that net servicing income is expected to be received based on projections and timing of estimated future net cash flows.

Our recording of loan servicing rights at their fair value resulted in net gains, which have been reflected in the accompanying consolidated statements of operations. The amount of loan servicing rights recognized during the years ended December 31, 2008 and 2007 was as follows (dollars in thousands):

	Year Ended December 31,
	2008	2007
Beginning balance, loan servicing rights	$12,989	$12,778
Loan servicing rights recognized under SFAS No. 156	11,793	3,063
Loan servicing rights sold	(1,739)	(486)
Amortization expense	(3,388)	(2,366)

Ending balance, loan servicing rights	$19,655	$12,989

Management evaluates its mortgage servicing assets for impairment on an annual basis or more often if circumstances or events indicate a change in the impairment status. Mortgage servicing rights do not actively trade in an open market with readily available observable prices; therefore, fair value is determined based on certain assumptions and judgments, including

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the estimation of the present value of future cash flows realized from servicing the underlying mortgage loans. Management’s assumptions include the benefits of servicing (servicing fee income and interest on escrow deposits), inflation, the cost of servicing, prepayment rates, delinquencies, discount rate and the estimated life of servicing cash flows. The assumptions used are subject to change based on management’s judgments and estimates of changes in future cash flows and interest rates, among other things. We did not incur any impairment charges related to our servicing rights during the years ended December 31, 2008, 2007 or 2006.

Accounting for Broker Draws

As part of our recruitment efforts relative to new U.S. brokers, we offer a transitional broker draw arrangement. Our broker draw arrangements generally last until such time as a broker’s pipeline of business is sufficient to allow him or her to earn sustainable commissions. This program is intended to provide the broker with a minimal amount of cash flow to allow adequate time for his or her training as well as time for him or her to develop business relationships. Similar to traditional salaries, the broker draws are paid irrespective of the actual revenues generated by the broker. Often these broker draws represent the only form of compensation received by the broker. Furthermore, it is not our general policy to pursue collection of unearned broker draws paid under this arrangement. As a result, we have concluded that broker draws are economically equivalent to salaries paid and accordingly charge them to compensation as incurred. The broker is also entitled to earn a commission on completed revenue transactions. This amount is calculated as the commission that would have been payable under our full commission program, less any amounts previously paid to the broker in the form of a draw.

Stock-Based Compensation

We account for all employee awards granted, modified or settled after January 1, 2003 under the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” In December 2004, the FASB issued SFAS No. 123 – Revised, “Share Based Payment,” or SFAS No. 123R. SFAS No. 123R requires the measurement of compensation cost at the grant date, based upon the estimated fair value of the award, and requires amortization of the related expense over the employee’s requisite service period.

We adopted SFAS No. 123R applying the modified-prospective method for remaining unvested options that were granted subsequent to our IPO and the prospective method for remaining unvested options that were granted prior to our IPO. The modified-prospective method provides for certain changes to the method for valuing share-based payment compensation, however prior periods are not required to be revised for comparative purposes. The valuation provisions of SFAS No. 123R apply to new awards as well as options that were granted subsequent to our IPO that were outstanding on the effective date and are subsequently modified or cancelled.

We are applying the prospective method for the remaining unvested options that were granted prior to our IPO. Under the prospective method application, the fair value and other provisions of the statement are to be applied only to awards modified, repurchased or cancelled after the required effective date. In addition, we are required to account for any portion of awards outstanding as of January 1, 2006 using the accounting principles originally applied to those awards. Accordingly, our 2003 and pre-IPO 2004 grants will continue to be accounted for under the minimum value provisions of SFAS No. 123.

See Note 16 for additional information on our stock-based compensation plans.

(Loss) Earnings Per Share

Basic (loss) earnings per share is computed by dividing net (loss) income attributable to CB Richard Ellis Group, Inc. shareholders by the weighted average number of common shares outstanding during each period. The computation of diluted (loss) earnings per share further assumes the dilutive effect of stock options and contingently issuable shares. Contingently issuable shares represent non-vested stock awards and unvested stock fund units in the deferred compensation plan. In accordance with SFAS No. 128, “Earnings Per Share” these shares are included in the dilutive (loss) earnings per share calculation under the treasury stock method. For the year ended December 31, 2008, all stock options and contingently issuable shares were anti-dilutive since we reported a net loss for the period. As a result, the weighted average number of common shares outstanding for the basic loss per share computation is equal to the weighted average number of common shares outstanding for the diluted loss per share computation for the year ended December 31, 2008 (see Note 19).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with SFAS No. 109, “Accounting for Income Taxes.” Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and the tax basis of assets and liabilities and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured by applying enacted tax rates and laws and are released in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are provided against deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Effective January 1, 2007, we adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - An interpretation of Statement of Financial Accounting Standard No. 109,” or FIN 48. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The cumulative effect of applying this interpretation has resulted in a decrease to retained earnings of approximately $29.1 million and a decrease to goodwill of approximately $5.4 million.

Self-Insurance

Our wholly-owned captive insurance company, which is subject to applicable insurance rules and regulations, insures our exposure related to workers’ compensation benefits provided to employees and purchases excess coverage from an unrelated insurance carrier. We purchase general liability and automotive insurance through an unrelated insurance carrier. The captive insurance company reinsures the related deductibles. The captive insurance company also insures deductibles relating to other coverages. Given the nature of these types of claims, it may take several years for resolution and determination of the cost of these claims. We are required to estimate the cost of these claims in our financial statements. We are responsible for estimating our exposure to workers’ compensation, general liability and automotive claims.

The estimates that we utilize to record our potential losses on claims are inherently subjective, and actual claims could differ from amounts recorded, which could result in increased or decreased expense in future periods. As of December 31, 2008 and 2007, our reserve for claims under these insurance programs were $16.2 million and $15.1 million, respectively, of which $5.7 million and $2.0 million, respectively, were included in other current liabilities and the remainder was included in other liabilities in the accompanying consolidated balance sheets.

Non-Controlling Interests in Consolidated Limited Life Subsidiaries

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” Certain provisions of SFAS No. 150 would have required us to classify non-controlling interests in consolidated limited life subsidiaries as liabilities adjusted to their settlement values in our consolidated financial statements. In November 2003, the FASB indefinitely deferred application of the measurement and recognition provisions (but not the disclosure requirements) of SFAS No. 150 with respect to these non-controlling interests. As of December 31, 2008 and 2007, the estimated settlement values of non-controlling interests in our consolidated limited life subsidiaries were $155.6 million and $172.9 million, respectively, as compared to the carrying values of $150.5 million and $170.0 million, respectively, which were included in non-controlling interests in the accompanying consolidated balance sheets.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R).” SFAS No. 158 requires an employer to recognize the funded status of each pension and other post-retirement benefit plan as an asset or liability on their balance sheet with all unrecognized amounts to be recorded in other comprehensive income. As required, we adopted this provision of SFAS No. 158 and initially applied it to the funded status of our defined benefit pension plans as of December 31, 2006. SFAS No. 158 also ultimately requires an employer to measure the funded status of a plan as of the date of the employer’s fiscal year-end statement of financial position. As required, we adopted this provision of SFAS No. 158 and our measurement date was changed from September 30 to December 31 for both of our defined benefit pension plans. We used the “alternative” method of adoption for both of our plans. As a result, we recorded an increase in retained earnings of $0.2 million and a decrease in accumulated other comprehensive loss of $0.1 million, net of tax, representing the periodic pension benefit for the period from October 1, 2007 through fiscal year-end 2007.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations.” SFAS No. 141R amends SFAS No. 141 and provides revised guidance for recognizing and measuring assets acquired and liabilities assumed in a business combination. This statement also requires that transaction costs in a business combination be expensed as incurred.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Changes in acquired tax contingencies, including those existing at the date of adoption, will be recognized in earnings if outside the maximum allocation period (generally one year). SFAS No. 141R will apply prospectively to business combinations for which the acquisition date is after fiscal years beginning on or after December 15, 2008. We do not expect the adoption of SFAS No. 141R to have a material impact on our consolidated financial position and results of operations as we currently have no acquisitions planned for 2009.

In February 2008, the FASB issued FASB Staff Position (FSP) SFAS No. 157-2, “Effective Date of SFAS No. 157.” FSP SFAS No. 157-2 delays the effective date of SFAS No. 157, “Fair Value Measurements” for all non-financial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. We adopted the provisions of SFAS No. 157 for financial assets and liabilities as of January 1, 2008 and there was no significant impact to our consolidated financial position and results of operations. We do not expect the adoption of SFAS No. 157 to have a material impact on our consolidated financial position and results of operations when it is applied to non-financial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133.” SFAS No. 161 requires additional disclosures about the objectives of the derivative instruments and hedging activities, the method of accounting for such instruments under SFAS No. 133 and its related interpretations, and a tabular disclosure of the effects of such instruments and related hedged items on our financial position, financial performance and cash flows. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008. We do not expect the adoption of the disclosure requirements of SFAS No. 161 to have a material impact on our consolidated financial statements.

In April 2008, the FASB issued FSP SFAS No. 142-3, “Determination of the Useful Life of Intangible Assets.” FSP SFAS No. 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141, and other GAAP. FSP SFAS No. 142-3 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, with early adoption prohibited. We do not expect the adoption of FSP SFAS No. 142-3 to have a material impact on our consolidated financial position and results of operations.

In September 2008, the FASB issued EITF Issue No. 08-5, “Issuer’s Accounting for Liabilities Measured at Fair Value with a Third-Party Credit Enhancement.” EITF Issue No. 08-5 provides guidance for measuring liabilities issued with an attached third-party credit enhancement (such as a guarantee). It clarifies that the issuer of a liability with a third-party credit enhancement (such as a guarantee) should not include the effect of the credit enhancement in the fair value measurement of the liability. EITF Issue No. 08-5 is effective for the first reporting period beginning after December 15, 2008, with early adoption permitted. We do not expect the adoption of EITF Issue No. 08-5 to have a material impact on our consolidated financial position and results of operations.

In September 2008, the FASB issued FSP SFAS No. 133-1 and FASB Interpretation No. (FIN) 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161.” This FSP requires more extensive disclosures regarding potential adverse effects of changes in credit risk on the financial position, financial performance, and cash flows of sellers of credit derivatives. It also amends FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others,” to require additional disclosure about the current status of the payment or performance risk of a guarantee. This FSP also clarifies the effective date of SFAS No. 161, by stating that the disclosures required should be provided for any reporting period (annual or quarterly interim) beginning after November 15, 2008. We do not expect the adoption of FSP SFAS No. 133-1 and FIN 45-4 to have a material impact on the disclosure requirements of our consolidated financial statements.

In October 2008, the FASB issued FSP SFAS No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.” FSP SFAS No. 157-3 clarifies the application of SFAS No. 157 in a market that is not active. It demonstrates how the fair value of a financial asset is determined when the market for that financial asset is inactive. FSP SFAS No. 157-3 was effective upon issuance, including prior periods for which financial statements had not been issued. The adoption of FSP SFAS No. 157-3 did not have a material impact on our consolidated financial position or results of operations.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In November 2008, the FASB ratified EITF 08-6, “Equity Method Investment Accounting Considerations.” EITF 08-6 clarifies that the initial carrying value of an equity method investment should be determined in accordance with SFAS No. 141R. Other-than-temporary impairment of an equity method investment should be recognized in accordance with FSP Accounting Principles Board (APB) Opinion 18-1, “Accounting by an Investor for Its Proportionate Share of Accumulated Other Comprehensive Income of an Investee Accounted for under the Equity Method in Accordance with APB Opinion No. 18 upon a Loss of Significant Influence.” EITF 08-6 is effective on a prospective basis in fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. We do not expect the adoption of EITF 08-6 to have a material impact on our consolidated financial position and results of operations.

In December 2008, the FASB issued FSP SFAS No. 140-4 and FIN 46R-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities.” This FSP requires public companies to provide additional disclosures about transfers of financial assets and their involvement with variable interest entities. The disclosures required by FSP SFAS No. 140-4 and FIN 46R-8 are effective for interim and annual reporting periods ending after December 15, 2008. The adoption of FSP SFAS No. 140-4 and FIN 46R-8 did not have a material impact on the disclosure requirements of our consolidated financial statements.

In December 2008, the FASB issued FSP SFAS No. 132R-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets.” FSP SFAS No. 132R-1 requires employers to provide additional disclosures about plan assets of a defined benefit pension or other post-retirement plan. These disclosures should principally include information detailing investment policies and strategies, the major categories of plan assets, the inputs and valuation techniques used to measure the fair value of plan assets and an understanding of significant concentrations of risk within plan assets. The disclosures required by this FSP shall be provided for fiscal years ending after December 15, 2009, with earlier application permitted. We are currently evaluating the disclosure impact of adoption of FSP SFAS No. 132R-1 on our consolidated financial statements.

3.	Trammell Crow Company Acquisition

On December 20, 2006, pursuant to the Trammell Crow Company Acquisition Agreement, by and among us, Merger Sub (our wholly-owned subsidiary) and Trammell Crow Company, the Merger Sub was merged with and into Trammell Crow Company. Trammell Crow Company was the surviving corporation in the Trammell Crow Company Acquisition and upon the closing of the Trammell Crow Company Acquisition became our indirect wholly-owned subsidiary. We acquired Trammell Crow Company to expand our global leadership and to strengthen our ability to provide integrated account management and comprehensive real estate services for our clients.

Pursuant to the terms of the Trammell Crow Company Acquisition Agreement, (1) each issued and outstanding share of Trammell Crow Company Common Stock (other than treasury shares), par value $0.01 per share, was converted into the right to receive $49.51 in cash, without interest (the Trammell Crow Company Common Stock Merger Consideration), (2) all outstanding options to acquire Trammell Crow Company Common Stock were cancelled and represented the right to receive a cash payment, without interest, equal to the excess, if any, of the Trammell Crow Company Common Stock Merger Consideration over the per share exercise price of the option, multiplied by the number of shares of Trammell Crow Company Common Stock subject to the option, less any applicable withholding taxes and (3) all outstanding stock units with underlying shares of Trammell Crow Company Common Stock held in the Trammell Crow Company Employee Stock Purchase Plan were converted into the right to receive $49.51 in cash, without interest. Following the Trammell Crow Company Acquisition, the Trammell Crow Company Common Stock was delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934.

The funding to complete the Trammell Crow Company Acquisition, as well as the refinancing of substantially all of the outstanding indebtedness of Trammell Crow Company (other than notes payable on real estate), was obtained through senior secured term loan facilities for an aggregate principal amount of up to $2.2 billion (see Note 14).

The aggregate purchase price for the Trammell Crow Company Acquisition was approximately $1.9 billion, which includes: (1) $1.8 billion in cash paid for shares of Trammell Crow Company’s outstanding common stock, at $49.51 per share, including outstanding stock units held in the Trammell Crow Company Employee Stock Purchase Plan, (2) cash payments of $120.0 million to holders of Trammell Crow Company’s vested options and (3) $18.7 million of direct costs incurred in connection with the acquisition, consisting mostly of legal and accounting fees. As of December 31, 2008, $4.2 million of the total purchase price has not been paid out and is included in restricted cash in the accompanying consolidated balance sheets along with a corresponding current liability of $4.2 million, which is included in deferred purchase consideration in the accompanying consolidated balance sheets. These amounts relate to outstanding shares of Trammell Crow Company common stock that have not yet been tendered. Payment in full will be made as share certificates are tendered.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited pro forma results, assuming the Trammell Crow Company Acquisition had occurred as of January 1, 2006 for purposes of the 2006 pro forma disclosures, are presented below. These unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments, such as increased amortization expense as a result of intangible assets acquired in the Trammell Crow Company Acquisition as well as higher interest expense as a result of debt incurred to finance the Trammell Crow Company Acquisition. These unaudited pro forma results do not purport to be indicative of what operating results would have been had the Trammell Crow Company Acquisition occurred on January 1, 2006, and may not be indicative of future operating results (dollars in thousands, except share data):

Year Ended December 31, 2006
(Unaudited)
Revenue	$5,015,092
Operating income	578,821
Net income attributable to CB Richard Ellis Group, Inc.	259,592
Basic income per share attributable to CB Richard Ellis Group, Inc. shareholders	$1.15
Weighted average shares outstanding for basic income per share	226,685,122
Diluted income per share attributable to CB Richard Ellis Group, Inc. shareholders	$1.10
Weighted average shares outstanding for diluted income per share	235,118,341

4.	Basis of Preparation

The accompanying consolidated balance sheets as of December 31, 2008 and 2007, and the consolidated statements of operations, cash flows and equity for the years ended December 31, 2008, 2007 and 2006 include the consolidated financial statements of Trammell Crow Company from December 20, 2006, the date of the Trammell Crow Company Acquisition. As such, our consolidated financial statements for the year ended December 31, 2006 are not directly comparable to our financial statements for the years ended December 31, 2008 and 2007.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements— an Amendment of ARB No. 51.” SFAS No. 160 establishes accounting and reporting standards for a parent company’s non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. Under SFAS No. 160, a change in control will be measured at fair value, with any gain or loss recognized in earnings. SFAS No. 160 is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008. We adopted SFAS No. 160 effective January 1, 2009. The financial statements and related notes contained herein reflect the retrospective application of SFAS No. 160 as though we adopted SFAS No. 160 as of January 1, 2004. We have presented non-controlling interests of $231.0 million and $263.6 million at December 31, 2008 and 2007, respectively, as equity in the accompanying consolidated balance sheets. Additionally, in the accompanying consolidated statements of operations, we separately presented net losses attributable to non-controlling interests of $37.7 million for the year ended December 31, 2008 and net income attributable to non-controlling interests of $14.5 million and $6.1 million for the years ended December 31, 2007 and 2006, respectively. Other than these presentation changes, the adoption of SFAS No. 160 had no impact on our consolidated financial position or results of operations.

5.	Restricted Cash

Included in the accompanying consolidated balance sheets as of December 31, 2008 and 2007, is restricted cash of $36.3 million and $44.4 million, respectively. The balances primarily include escrow accounts held in our Development Services segment, escrow accounts related to strategic in-fill acquisitions, restricted cash set aside to cover deferred purchase consideration associated with the Trammell Crow Company Acquisition and cash pledged to secure the guarantee of certain short-term notes issued in connection with previous acquisitions by Insignia in the U.K. The deferred purchase consideration relates to outstanding shares of Trammell Crow Company common stock that have not yet been tendered. Payment in full is being made as share certificates are tendered.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6.	Property and Equipment

Property and equipment consists of the following (dollars in thousands):

		December 31,
	Useful Lives	2008	2007
Computer hardware and software	3 years	$201,894	$215,928
Furniture and equipment	3-10 years	140,509	135,120
Leasehold improvements	1-10 years	122,278	108,187
Equipment under capital leases	1-10 years	7,339	3,857

Total cost		472,020	463,092
Accumulated depreciation		(264,044)	(246,878)

Property and equipment, net		$207,976	$216,214

Depreciation expense associated with property and equipment was $63.9 million, $53.9 million and $43.7 million for the years ended December 31, 2008, 2007 and 2006, respectively.

7.	Goodwill and Other Intangible Assets

The following table summarizes the changes in the carrying amount of goodwill for the years ended December 31, 2008 and 2007 (dollars in thousands):

	Americas	EMEA	Asia Pacific	Global Investment Management	Development Services	Total
Balance at December 31, 2006	$1,717,334	$327,858	$32,081	$38,162	$72,917	$2,188,352
Purchase accounting adjustments related to acquisitions	(92,390)	11,061	47,540	—	13,746	(20,043)
Adoption of FIN 48 (see Note 2)	(5,359)	—	—	—	—	(5,359)
Foreign exchange movement	1,560	6,791	3,340	69	—	11,760

Balance at December 31, 2007	$1,621,145	$345,710	$82,961	$38,231	$86,663	$2,174,710
Purchase accounting adjustments related to acquisitions	15,039	166,117	11,811	9,576	—	202,543
Impairment	(798,290)	(138,631)	—	(44,922)	(86,663)	(1,068,506)
Foreign exchange movement	(3,136)	(42,731)	(8,172)	(2,885)	—	(56,924)

Balance at December 31, 2008	$834,758	$330,465	$86,600	$—	$—	$1,251,823

We completed 16 acquisitions with an aggregate purchase price of approximately $181 million during the year ended December 31, 2008, primarily in the first half of the year. Our acquirees have generally been quality regional firms or niche specialty firms that complement our existing platform within a region, or affiliates in which, in some cases, we held an equity interest. These included three notable acquisitions within our EMEA segment: the acquisition of Eurisko Consulting SRL, the largest independent commercial real estate services company in Romania, which extends our ability to deliver the premier commercial real estate services offering across Central and Eastern Europe; the acquisition of CB Richard Ellis Cederholm A/S, an affiliate company in Denmark, which significantly strengthens our platform in Scandinavia by giving us a wholly-owned position in one of the region’s most active property markets; and the acquisition of Espansione Commerciale, the market leader in shopping centre leasing and property management in Italy, which extends our international retail services capability in that region.

Our annual assessment of goodwill and other intangible assets deemed to have indefinite lives has historically been completed as of the beginning of the fourth quarter of each year. We performed the 2008 annual assessment as of October 1, 2008. However, we were required to re-perform this assessment because economic conditions worsened, the capital markets became distressed and our stock price dropped significantly in the fourth quarter of 2008. This was evidenced in our 2008

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

results by weak sales and leasing activity in our Americas and EMEA segments caused by the credit crunch and significant capital market turmoil adversely affecting incentive-based revenue within our Global Investment Management segment as well as reduced real estate sales volume and values in our Development Services segment. Based on our assessments of goodwill in 2008, we determined that we had impairment in several reporting units, which was driven by these adverse economic conditions causing a decline in the estimated future discounted cash flows expected for such units. The amount of the pre-tax goodwill impairment charges included in our statement of operations for the year ended December 31, 2008 was $1.1 billion. We previously determined that no impairment of goodwill existed as of October 1, 2007 and 2006. In addition, a significant or sustained decline in our future cash flows and/or if the current economic conditions significantly worsen, it could result in the need to perform additional impairment analysis in the future.

Other intangible assets totaled $311.4 million and $404.1 million, net of accumulated amortization of $114.7 million and $105.4 million, as of December 31, 2008 and 2007, respectively, and are comprised of the following (dollars in thousands):

	December 31,
	2008		2007
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Unamortizable intangible assets
Trademarks	$56,800		$63,700
Trade names	19,826		103,826

	$76,626		$167,526

Amortizable intangible assets
Customer relationships	$229,509	(25,268)	$225,400	(12,472)
Backlog and incentive fees	47,126	(47,126)	48,761	(48,761)
Management contracts	24,161	(21,332)	29,219	(25,078)
Loan servicing rights	29,239	(9,584)	24,115	(11,126)
Other	19,471	(11,375)	14,521	(8,001)

	$349,506	$(114,685)	$342,016	$(105,438)

Total intangible assets	$426,132	$(114,685)	$509,542	$(105,438)

In accordance with SFAS No. 141, trademarks of $63.7 million were separately identified as a result of the 2001 Merger. As a result of the Insignia Acquisition, a $19.8 million trade name was separately identified, which represented the Richard Ellis trade name in the U.K. that was owned by Insignia. In connection with the Trammell Crow Company Acquisition, an $84.0 million trade name was separately identified, which represented the Trammell Crow trade name used by us in providing development services.

During the year ended December 31, 2008, we determined that two of our intangible assets, $84.0 million representing the Trammell Crow trade name and $6.9 million representing the CBRE Melody trade mark, identified as a result of the 2001 Merger, were fully impaired. The impairment of the Trammell Crow trade name was driven by the significant capital market turmoil reducing real estate sales volume and values in our Development Services segment in 2008 and causing a significant decline in the estimated future discounted cash flows such that we could not substantiate this trade name having any book value. The impairment of the CBRE Melody trade mark was driven by our mortgage brokerage business’s plans to cease use of the Melody trade mark and exclusively use the CBRE trade mark. The amount of the pre-tax other non-amortizable intangible asset impairment charges included in our statement of operations for the year ended December 31, 2008 was $90.9 million. We did not record any impairment charges related to intangible assets during the years ended December 31, 2007 or 2006. Our remaining trade mark and trade name at December 31, 2008 have indefinite useful lives and accordingly are not being amortized.

Customer relationships primarily represent intangible assets identified in the Trammell Crow Company Acquisition relating to existing relationships primarily in the brokerage, property management, project management and facilities management lines of business. These intangible assets are being amortized over useful lives of up to 20 years.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Backlog and incentive fees mostly represented the fair value of net revenue backlog and incentive fees acquired as part of the Trammell Crow Company Acquisition as well as other in-fill acquisitions. These intangible assets were amortized over useful lives of up to one year.

Management contracts are primarily comprised of property management contracts in the U.S., Canada, the U.K. and France, as well as valuation services and fund management contracts in the U.K. These management contracts are being amortized over useful lives of up to ten years.

Loan servicing rights represent the fair value of servicing assets in our mortgage brokerage line of business in the U.S. The loan servicing rights are being amortized over the useful lives of the underlying loans, which are generally up to ten years.

Other amortizable intangible assets mainly represent other intangible assets acquired as a result of the Trammell Crow Company Acquisition and Insignia Acquisition. These include certain acquired Trammell Crow Company contract intangibles. Additionally, these include other intangible assets recognized for non-contractual revenue acquired in the U.S. as well as franchise agreements and a trade name in France acquired in the Insignia Acquisition. Other intangible assets are being amortized over useful lives of up to 20 years.

Amortization expense related to intangible assets was $20.8 million, $48.6 million and $23.8 million for the years ended December 31, 2008, 2007 and 2006, respectively. The estimated annual amortization expense for each of the years ending December 31, 2009 through December 31, 2013 approximates $20.9 million, $17.5 million, $16.6 million, $14.0 million and $13.4 million, respectively.

8.	Investments in Unconsolidated Subsidiaries

Investments in unconsolidated subsidiaries are accounted for under the equity method of accounting and include the following (dollars in thousands):

	December 31,
	2008	2007
Development Services	$53,061	$92,638
Other (1)	92,665	144,254

	$145,726	$236,892

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Combined condensed financial information for the entities accounted for using the equity method is as follows (dollars in thousands):

Condensed Balance Sheets Information:

	December 31,
	2008	2007
Development Services:
Real estate	$1,814,413	$1,370,900
Other assets	107,050	117,454

Total assets	$1,921,463	$1,488,354
Notes payable on real estate	$1,044,768	$714,803
Other liabilities	240,092	185,646

Total liabilities	$1,284,860	$900,449
Other (1):
Current assets	$2,153,151	$2,763,231
Non-current assets	7,420,927	6,878,373

Total assets	$9,574,078	$9,641,604
Current liabilities	$3,646,587	$4,346,201
Non-current liabilities	2,723,851	2,194,921

Total liabilities	$6,370,438	$6,541,122
Non-controlling interest	$1,724	$12,028
Total:
Assets	$11,495,541	$11,129,958
Liabilities	$7,655,298	$7,441,571
Non-controlling interest	$1,724	$12,028

Condensed Statements of Operations Information:

	Year Ended December 31,
	2008	2007	2006
Development Services:
Revenue	$57,947	$60,347	$2,325
Operating income	$40,997	$88,637	$1,423
Net income	$22,595	$70,084	$954
Other (1):
Revenue	$858,503	$801,366	$889,573
Operating (loss) income	$(52,118)	$227,294	$189,757
Net (loss) income	$(627,536)	$404,368	$491,998
Total:
Revenue	$916,450	$861,713	$891,898
Operating (loss) income	$(11,121)	$315,931	$191,180
Net (loss) income	$(604,941)	$474,452	$492,952

(1)	Primarily attributable to our Global Investment Management segment.

During the year ended December 31, 2008, we recorded write-downs of $32.1 million and $29.5 million, respectively, in our Global Investment Management and Development Services segments. These write-downs were attributable to declines in value of several investments, primarily as a result of significant capital market turmoil. During the fourth quarter of 2008, commercial real estate fundamentals in the U.S. weakened significantly, impacted by the overall downturn in the economy. Transactions declined significantly due to illiquidity in the capital markets as many lenders have tightened lending standards for commercial real estate. When we performed our impairment analysis, the assumptions utilized reflected our outlook for the commercial real estate industry and the impact on our business. This outlook incorporated our belief that market conditions deteriorated and that these challenging conditions could persist for some time. The fair value measurements employed for these investments were generally based on a discounted cash flow approach and/or review of comparable activities in the market place, which falls within Level 3 of the fair value hierarchy under SFAS No. 157.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Additionally, during the year ended December 31, 2008, we recorded write-downs of $14.7 million in our Americas segment related to our investment in CBRE Realty Finance. These write-downs were attributable to declines in market value. The fair value measurement utilized for CBRE Realty Finance was the stock price quoted on the New York Stock Exchange, which falls within Level 1 of the fair value hierarchy under SFAS No. 157.

All of the write-downs discussed above were included in equity loss from unconsolidated subsidiaries in the accompanying consolidated statements of operations. We did not record any impairment charges related to our equity investments during the years ended December 31, 2007 or 2006. If either general economic conditions or activity in the capital markets worsen, we may be required to evaluate additional investments or re-evaluate previously impaired investments for potential impairment. These evaluations could result in additional write-downs, which may be material.

During the year ended December 31, 2008, we also recorded a $10.9 million impairment charge on a note receivable related to one of our equity investments in our Development Services segment. Management did not believe that the note would ultimately be collected, based upon the estimated value of the related equity method investment. This estimated value was based upon market comparisons of similar assets, which falls within Level 3 of the fair value hierarchy under SFAS No. 157. This impairment charge was included in operating, administrative and other expenses in the accompanying consolidated statements of operations. We did not record any impairment charges related to this note during the years ended December 31, 2007 or 2006.

Our Global Investment Management segment involves investing our own capital in certain real estate investments with clients. We have provided investment management, property management, brokerage and other professional services to these equity investees on an arm’s length basis and earned revenues from these unconsolidated subsidiaries of $88.3 million, $93.4 million and $62.0 million during the years ended December 31, 2008, 2007 and 2006, respectively.

Our Development Services segment has agreements to provide development, property management and brokerage services to certain of our unconsolidated development subsidiaries on an arm’s length basis and earned revenues from these unconsolidated subsidiaries. Revenue related to these agreements included in our results for the years ended December 31, 2008 and 2007 was $10.6 million and $7.7 million, respectively. Revenue related to these agreements included in our results for 2006 was not significant.

9.	Marketable Securities

The following tables are a summary of available for sale marketable securities held by us (dollars in thousands):

	December 31, 2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Treasury securities and obligations of U.S. government agencies	$14,236	$408	$(1)	$14,643
Corporate debt securities	4,402	45	(456)	3,991
Asset-backed securities	3,460	—	(198)	3,262
Collateralized mortgage obligations	1,915	13	(79)	1,849
Other	747	5	(119)	633

Total debt securities	24,760	471	(853)	24,378
Equity securities	6,545	123	(2,015)	4,653

Total available for sale securities	$31,305	$594	$(2,868)	$29,031

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	December 31, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Treasury securities and obligations of U.S. government agencies	$7,884	$230	$—	$8,114
Corporate debt securities	5,074	90	(5)	5,159
Asset-backed securities	2,791	33	(1)	2,823
Collateralized mortgage obligations	2,629	38	(3)	2,664

Total debt securities	18,378	391	(9)	18,760
Equity securities	13,149	3,065	(3,448)	12,766

Total available for sale securities	$31,527	$3,456	$(3,457)	$31,526

The net carrying value and estimated fair value of debt securities at December 31, 2008, by contractual maturity, are shown below. Actual repayment dates may differ from contractual maturities because the issuers of the securities may have the right to prepay obligations.

	Amortized Cost	Estimated Fair Value
	(dollars in thousands)
Debt securities:
Due in one year or less	$264	$237
Due after one year through five years	13,276	13,163
Due after five years through ten years	5,098	5,234
Asset-backed securities	3,460	3,262
Collateralized mortgage obligations	1,915	1,849
Other	747	633

Total debt securities	$24,760	$24,378

During the year ended December 31, 2008, we recorded a $7.7 million write-down of our investment in New City Residence Investment Corp. due to a decline in market valuation, which is included in other loss in the accompanying consolidated statements of operations. The fair value measurement utilized was the stock price quoted on the Tokyo Stock Exchange (TSE), which is included in Level 1 of the fair value hierarchy under SFAS No. 157.

In January 2007, we sold Trammell Crow Company’s 19% ownership interest in Savills plc, which was classified as trading securities in our accompanying consolidated balance sheet, and generated a pre-tax loss of $34.9 million during the year ended December 31, 2007, which was largely driven by stock price depreciation at the date of sale as compared to December 31, 2006 when the investment was marked to market. The loss is included in other loss in the accompanying consolidated statements of operations. We received approximately $311.0 million of pre-tax proceeds from the sale, net of selling expenses.

During the year ended December 31, 2006, we recorded a gain of $8.6 million, which is included in other income in the accompanying consolidated statements of operations. This gain resulted from the change in fair value of the Savills plc investment from December 20, 2006, the date we acquired this investment as part of the Trammell Crow Company Acquisition, through December 31, 2006.

We did not record any significant dividends or interest income related to marketable securities in 2008, 2007 or 2006.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.	Other Assets

The following table summarizes the items included in other assets (dollars in thousands):

	December 31,
	2008	2007
Employee and affiliate loans (1)	$31,006	$34,047
Deposits	28,400	35,019
Deferred financing costs, net	27,635	29,555
Lease costs and concessions, net	12,255	12,239
Long-term trade receivables, net	7,774	6,039
Notes receivable	667	2,766
Miscellaneous	14,701	3,825

Total	$122,438	$123,490

(1)	See Note 26 for additional information.

11.	Real Estate and Other Assets Held for Sale and Related Liabilities

Real estate and other assets held for sale include completed real estate projects or land for sale in their present condition that have met all of the “held for sale” criteria of SFAS No. 144 and other assets directly related to such projects. Liabilities related to real estate and other assets held for sale have been included as a single line item in the accompanying consolidated balance sheets. In accordance with SFAS No. 144, certain assets classified as held for sale at December 31, 2008, sold in the year ended December 31, 2008, or no longer classified as real estate held for sale at December 31, 2008, that were not classified consistently at December 31, 2007 were reclassified in the accompanying consolidated balance sheets as of December 31, 2007 to conform to the December 31, 2008 presentation.

Real estate and other assets held for sale and related liabilities were as follows at December 31, 2008 and 2007 (dollars in thousands):

	December 31,
	2008	2007
Assets:
Real estate held for sale (see Note 12)	$39,582	$158,693
Other current assets	689	4,613
Other assets	163	1,772

Total real estate and other assets held for sale	40,434	165,078
Liabilities:
Accrued expenses	1,511	11,000
Notes payable on real estate held for sale (see Note 13)	21,049	119,453
Other current liabilities	180	685
Other liabilities	—	316

Total liabilities related to real estate and other assets held for sale	22,740	131,454

Net real estate and other assets held for sale	$17,694	$33,624

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12.	Real Estate

We provide build-to-suit services for our clients and also develop or purchase certain projects which we intend to sell to institutional investors upon project completion or redevelopment. Therefore, we have ownership of real estate until such projects are sold. Certain real estate assets owned by us secure the outstanding balances of underlying mortgage or construction loans. The majority of our real estate is included in our Development Services segment (see Note 25). Real estate owned by us consisted of the following (dollars in thousands):

	Land	Buildings and Improvements		Other		Total
	At December 31, 2008
Real estate under development (current)	$38,652	$17,670		$—		$56,322
Real estate included in assets held for sale (see Note 11)	6,613	32,969		—		39,582
Real estate under development (non-current)	123,157	34,933		—		158,090
Real estate held for investment	186,949	333,461		15,569		535,979

Total real estate	$355,371	$419,033	(1)	$15,569	(2)	$789,973

	At December 31, 2007
Real estate under development (current)	$54,040	$24,348		$—		$78,388
Real estate included in assets held for sale (see Note 11)	40,698	117,029		966		158,693
Real estate under development (non-current)	125,634	12,268		741		138,643
Real estate held for investment	131,612	171,463		7,441		310,516

Total real estate	$351,984	$325,108	(1)	$9,148	(2)	$686,240

(1)	Net of accumulated depreciation of $14.6 million and $3.1 million at December 31, 2008 and 2007, respectively.

(2)	Includes balances for lease intangibles and tenant origination costs of $6.5 million and $8.3 million, respectively, at December 31, 2008 and $5.4 million and $3.7 million, respectively, at December 31, 2007. We record lease intangibles and tenant origination costs upon acquiring buildings with in-place leases. The balances are shown net of amortization, which is recorded as an increase to or a reduction of rental income for lease intangibles and as amortization expense for tenant origination costs.

During the fourth quarter of 2008, commercial real estate fundamentals in the U.S. weakened significantly, impacted by the overall downturn in the economy as evidenced by the decline in the U.S. Gross Domestic Product and rising unemployment rate. Market fundamentals in the primary product types which we develop/own weakened significantly. Rising unemployment negatively impacted office markets as companies deferred occupancy decisions and placed space on the market for sublease. Weak industrial production has adversely affected warehouse and distribution markets. The retail sector has been negatively affected by declining sales and retailers experiencing financial difficulty. Transactions have declined significantly due to illiquidity in the capital markets as many lenders have tightened lending standards for commercial real estate. Capitalization rates have increased as potential buyers of commercial real estate re-evaluated commercial real estate versus other asset classes available for investment.

During the fourth quarter of 2008, when we performed our quarterly real estate impairment analysis, the assumptions utilized reflected our outlook for the commercial real estate industry and the impact on our business. This outlook incorporated our belief that market conditions deteriorated and that these challenging conditions could persist for some time. Accordingly, our impairment evaluation as of December 31, 2008 indicated a significant number of properties had impairment indicators. Projects with a combined carrying value of $542.1 million as of December 31, 2008 had indicators of potential impairment and were evaluated for impairment. Through the evaluation process, it was determined that projects with a carrying value of $157.8 million were impaired. As a result, during the year ended December 31, 2008, we recorded impairment charges of $48.7 million, of which $47.6 million were recorded in the fourth quarter of 2008, to reduce the carrying value of the impaired real estate projects to their estimated fair value. No write-downs for impairment of real estate or provisions for losses on real estate held for sale were recorded by us during the years ended December 31, 2007 or 2006.

If conditions in the broader economy, commercial real estate industry, specific markets or product types in which we operate worsen, we may be required to evaluate additional projects or re-evaluate previously impaired projects for potential impairment. These evaluations could result in additional impairment charges, which may be material.

The estimated costs to complete the nine consolidated real estate projects under development or to be developed by us as of December 31, 2008 totaled approximately $104.7 million. At December 31, 2008, we had commitments for the sale of five of our projects.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Rental revenues (which are included in revenue) and expenses (which are included in operating, administrative and other expenses) relating to our operational real estate properties, excluding those reported as discontinued operations, were $46.1 million and $27.2 million, respectively, for the year ended December 31, 2008 and $27.5 million and $16.2 million, respectively, for the year ended December 31, 2007.

In 2008, we acquired a property in our Global Investment Management segment, which is classified as real estate held for investment in our accompanying consolidated balance sheets as of December 31, 2008. We acquired this property for $21.1 million in cash and assumed $55.8 million of debt associated with the property, which is included in long-term notes payable on real estate in the accompanying consolidated balance sheets as of December 31, 2008. This debt requires monthly principal payments commencing on February 5, 2010, bears interest at 5.7% and has a maturity date of June 4, 2015.

13.	Notes Payable on Real Estate

We had loans secured by real estate, which consisted of the following at December 31, 2008 and 2007 (dollars in thousands):

	December 31,
	2008	2007
Current portion of notes payable on real estate	$176,372	$127,706
Notes payable on real estate included in liabilities related to real estate and other assets held for sale (see Note 11)	21,049	119,453

Total notes payable on real estate, current portion	197,421	247,159
Notes payable on real estate, non-current portion	420,242	218,873

Total notes payable on real estate	$617,663	$466,032

Notes payable on real estate held for sale are included in liabilities related to real estate and other assets held for sale. Notes payable on real estate under development (current) are included in notes payable on real estate, current. Notes payable on real estate under development (non-current) and real estate held for investment are classified according to payment terms and maturity dates.

At December 31, 2008, $4.1 million of the non-current portion of notes payable on real estate were recourse to us, beyond being recourse to the single-purpose entity that held the real estate asset and was the primary obligor on the note payable.

Principal maturities of notes payable on real estate at December 31, 2008, were as follows (dollars in thousands):

2009	$264,751
2010	163,323
2011	97,204
2012	8,421
2013	14,107
Thereafter	69,857

$617,663

In accordance with SFAS No. 6, “Classification of Short-Term Obligations Expected to be Refinanced (an Amendment of ARB No. 43, Chapter 3A),” current obligations at December 31, 2008 representing $78.3 million are included in non-current notes payable on real estate, as the underlying notes were either refinanced on a long-term basis subsequent to December 31, 2008, or we intend and have the ability to refinance the obligation on a long-term basis.

Interest rates on loans outstanding at December 31, 2008 and 2007, ranged from 2.32% to 8.00% and 5.44% to 8.73%, respectively. Generally, only interest is payable on the real estate loans and is usually drawn on the underlying loan with all unpaid principal and interest due at maturity. Capitalized interest for the years ended December 31, 2008 and 2007 totaled $11.3 million and $15.8 million, respectively.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We have a participating mortgage loan obligation related to a real estate project. The mortgage lender participates in net operating cash flow of the mortgaged real estate project, if any, and net proceeds upon the sale of the project. The lender receives 6.0% fixed interest on the outstanding balance of its note, compounded monthly, and participates in 35.0% to 80.0% of net proceeds based on reaching various internal rates of return. The amount of the participating liability was $1.0 million and $2.1 million at December 31, 2008 and 2007, respectively.

14.	Long-Term Debt and Short-Term Borrowings

Total long-term debt and short-term borrowings consist of the following (dollars in thousands):

	December 31,
	2008	2007
Long-Term Debt:
Senior secured term loans, with interest ranging from 1.96% to 6.45%, due from 2008 through 2013	$2,073,750	$1,787,000
Capital lease obligations, mainly for automobiles and computer equipment, with interest ranging from 1.37% to 5.38%, due through 2013	1,975	1,548
CB Richard Ellis Tucson, LLC loan note, with interest at 4.00%, due through June 2010	1,575	—
Other	121	178

Subtotal	2,077,421	1,788,726
Less current maturities of long-term debt	210,662	11,374

Total long-term debt	1,866,759	1,777,352
Short-Term Borrowings:
Warehouse line of credit, with interest at National City Bank one-month internal funds transfer rate plus 1.75%, with no maturity date	92,300	—
Warehouse line of credit, with interest at daily one-month LIBOR rate plus 1.00%, with a maturity date of April 15, 2009	61,798	64,510
Warehouse line of credit, with interest at daily Chase-London LIBOR rate plus 1.00%, with a maturity date of May 30, 2009	56,375	191,267

Total warehouse lines of credit	210,473	255,777
Revolving credit facility, with interest ranging from 5.46% to 8.84%, maturing on June 24, 2011	25,765	227,065
Trammell Crow Company Acquisitions II, L.P. revolving line of credit, with interest at daily British Bankers Association LIBOR rate plus 0.65% and a maturity date of April 30, 2010	8,000	42,600
Westmark senior notes, with interest ranging from 2.48% to 6.23%, due on demand	1,073	11,185
Insignia acquisition loan notes, with interest ranging from 3.84% to 4.24%, due on demand	738	1,870
Other	16	183

Total short-term borrowings	246,065	538,680
Add current maturities of long-term debt	210,662	11,374

Total current debt	456,727	550,054

Total long-term debt and short-term borrowings	$2,323,486	$2,327,406

Future annual aggregate maturities of total consolidated debt at December 31, 2008 are as follows (dollars in thousands): 2009—$456,727; 2010—$307,282; 2011—$354,646; 2012—$14,047; 2013—$1,190,780; and $4 thereafter.

Since 2001, we have maintained a credit agreement with Credit Suisse (CS) and other lenders to fund strategic acquisitions and to provide for our working capital needs. On June 26, 2006, we entered into a $600.0 million multi-currency senior secured revolving credit facility with a syndicate of banks led by CS, as administrative and collateral agent, which fully replaced our prior credit agreement. In connection with the replacement of our prior credit facility, we wrote off $8.2 million of unamortized deferred financing fees during the year ended December 31, 2006. On December 20, 2006, we entered into an

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

amendment and restatement to our credit agreement (the Credit Agreement) to, among other things, allow the consummation of the Trammell Crow Company Acquisition and the incurrence of senior secured term loan facilities for an aggregate principal amount of up to $2.2 billion. On March 27, 2008, we exercised the accordion provision of the Credit Agreement, which added an additional $300.0 million term loan.

Our Credit Agreement includes the following: (1) a $600.0 million revolving credit facility, including revolving credit loans, letters of credit and a swingline loan facility, all maturing on June 24, 2011, (2) a $1.1 billion tranche A term loan facility, requiring quarterly principal payments beginning March 31, 2009 (previously set to commence on March 31, 2008, but adjusted as a result of our prepayment of all of the 2008 required payments in 2007) through September 30, 2011, with the balance payable on December 20, 2011, (3) a $1.1 billion tranche B term loan facility, requiring quarterly principal payments of $2.75 million, which began March 31, 2007 and continue through September 30, 2013, with the balance payable on December 20, 2013 and (4) a $300.0 million tranche A-1 term loan facility, requiring quarterly principal payments of $0.75 million, which began June 30, 2008 and continue through September 30, 2013, with the balance payable on December 20, 2013. The revolving credit facility allows for borrowings outside of the U.S., with sub-facilities of $5.0 million available to one of our Canadian subsidiaries, $35.0 million in aggregate available to one of our Australian and one of our New Zealand subsidiaries and $50.0 million available to one of our U.K. subsidiaries. Additionally, outstanding borrowings under these sub-facilities may be up to 5.0% higher as allowed under the currency fluctuation provision in the Credit Agreement.

Borrowings under the revolving credit facility bear interest at varying rates, based at our option, on either the applicable fixed rate plus 1.2375% or the daily rate plus 0.2375% for the first year; thereafter, at the applicable fixed rate plus 0.575% to 1.1125% or the daily rate plus 0% to 0.1125%, in both cases as determined by reference to our ratio of total debt less available cash to EBITDA (as defined in the Credit Agreement). As of December 31, 2008 and 2007, we had $25.8 million and $227.1 million, respectively, of revolving credit facility principal outstanding with related weighted average interest rates of 5.7% and 7.4%, respectively, which are included in short-term borrowings in the accompanying consolidated balance sheets. As of December 31, 2008, letters of credit totaling $19.1 million were outstanding under the revolving credit facility. These letters of credit primarily relate to our outstanding indebtedness as well as letters of credit issued in connection with development activities in our Development Services segment and reduce the amount we may borrow under the revolving credit facility.

Borrowings under the tranche A term loan facility bear interest, based at our option, on either the applicable fixed rate plus 1.50% or the daily rate plus 0.50% for the first year, thereafter, at the applicable fixed rate plus 0.75% to 1.375% or the daily rate plus 0% to 0.375%, in both cases as determined by reference to our ratio of total debt less available cash to EBITDA (as defined in the Credit Agreement). Borrowings under the tranche B term loan facility bear interest, based at our option, on either the applicable fixed rate plus 1.50% or the daily rate plus 0.50%. Borrowings under the tranche A-1 term loan facility bear interest based at our option, on either the applicable fixed rate plus 3.50% or the daily rate plus 2.50%. The tranche A-1 term loan facility includes a targeted outstanding amount (as defined in the Credit Agreement) provision that will increase the interest rate by 2% if the outstanding balance exceeds the targeted outstanding amount at the end of each quarter. As of December 31, 2008 and 2007, the tranche A term loan facility bore interest at a rate of 2.0% and 5.7%, respectively, while the tranche B term loan facility bore interest at a rate of 2.1% and 6.4%, respectively. As of December 31, 2008, the tranche A-1 term loan facility bore interest at a rate of 4.1%. As of December 31, 2008 and 2007, we had $827.0 million of tranche A term loan facility principal outstanding and $949.0 million and $960.0 million of tranche B term loan facility principal outstanding, respectively, which are included in the accompanying consolidated balance sheets. As of December 31, 2008, we had $297.8 million of tranche A-1 term loan facility principal outstanding, which is also included in the accompanying consolidated balance sheets.

The Credit Agreement is jointly and severally guaranteed by us and substantially all of our domestic subsidiaries. Borrowings under our Credit Agreement are secured by a pledge of substantially all of the capital stock of our U.S. subsidiaries and 65% of the capital stock of certain non-U.S. subsidiaries. Additionally, the Credit Agreement requires us to pay a fee based on the total amount of the revolving credit facility commitment.

Our Credit Agreement contains numerous restrictive covenants that, among other things, limit our ability to incur additional indebtedness, pay dividends or make distributions to stockholders, repurchase capital stock or debt, make investments, sell assets or subsidiary stock, create or permit liens on assets, engage in transactions with affiliates, enter into sale/leaseback transactions, issue subsidiary equity and enter into consolidations or mergers. Our Credit Agreement also currently requires us to maintain a minimum coverage ratio of interest of 2.25x and a maximum leverage ratio of EBITDA (as defined in the Credit Agreement) to total debt less available cash of 3.75x. Our ability to meet these financial ratios can be affected by events beyond our control, and we cannot assure that we will be able to meet those ratios when required. If our EBITDA continues to decline in future periods as it has in recent periods, we may be unable to comply with these financial covenants under our Credit Agreement. We actively managed our cost structure during 2008 and are continuing to further

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

reduce costs in 2009. As a result, our 2009 projections show that we will be in compliance with the minimum coverage ratio and the maximum leverage ratio. If 2009 revenues are less than we have projected, we will take further actions within our control and believe that such actions would allow us to remain in compliance with our financial covenants. However, to provide ourselves with maximum flexibility, it is likely that we will approach our lenders to seek an amendment to our Credit Agreement.

We had short-term borrowings of $246.1 million and $538.7 million with related average interest rates of 2.2% and 6.4% as of December 31, 2008 and 2007, respectively.

On March 2, 2007, we entered into a $50.0 million credit note with Wells Fargo Bank for the purpose of purchasing eligible investments, which include cash equivalents, agency securities, A1/P1 commercial paper and eligible money market funds. The proceeds of this note are not made generally available to us, but instead deposited in an investment account maintained by Wells Fargo Bank and used and applied solely to purchase eligible investment securities. Borrowings under the revolving credit note bear interest at 0.25% with a maturity date of September 1, 2009. As of December 31, 2008 and 2007, there were no amounts outstanding under this revolving credit note.

On August 1, 2007, we entered into a $4.0 million revolving note with LaSalle Bank, which was subsequently acquired by Bank of America (BofA), for the purpose of purchasing LaSalle Bank commercial paper or A1/P1 prime commercial paper (as defined in the revolving note). The proceeds of this note were not made generally available to us, but instead were deposited in an investment account maintained by LaSalle Bank and used and applied solely to purchase commercial paper. Borrowings under the revolving note bore interest at 0.25% and matured on August 1, 2008. The revolving note was not renewed. As of December 31, 2007, there were no amounts outstanding under this revolving note.

On March 4, 2008, we entered into a $35.0 million credit and security agreement with BofA for the purpose of purchasing eligible financial instruments, which include A1/P1 commercial paper, U.S. Treasury securities, GSE discount notes (as defined in the credit and security agreement) and money market funds. The proceeds of this note are not made generally available to us, but instead deposited in an investment account maintained by BofA and used and applied solely to purchase eligible financial instruments. Borrowings under the revolving note bear interest at 1.0% with a maturity date of February 28, 2009. As of December 31, 2008, there were no amounts outstanding under this revolving note.

On August 19, 2008, we entered into a $15.0 million uncommitted facility with First Tennessee Bank for the purpose of purchasing investments, which include cash equivalents, agency securities, A1/P1 commercial paper and eligible money market funds. The proceeds of this facility are not made generally available to us, but instead are held in a collateral account maintained by First Tennessee Bank. Borrowings under this facility bear interest at 0.25% with a maturity date of August 3, 2009. As of December 31, 2008, there were no amounts outstanding under this facility.

Our wholly-owned subsidiary, operating under the name CBRE Capital Markets (formerly known as CBRE Melody), has had the following warehouse lines of credit: credit agreements with JP Morgan Chase Bank, N.A. (JP Morgan), BofA and Washington Mutual Bank, FA (WaMu) for the purpose of funding mortgage loans that will be resold, and a funding arrangement with Red Mortgage Capital Inc. (Red Capital) for the purpose of funding originations of multi-family property mortgage loans.

On November 15, 2005, CBRE Capital Markets entered into a secured credit agreement with JP Morgan to establish a warehouse line of credit. This agreement has been amended several times and as of December 31, 2008, provides for a $210.0 million senior secured revolving line of credit, with borrowings up to $150.0 million bearing interest at the daily Chase-London LIBOR plus 1.00% and borrowings in excess of $150.0 million bearing interest at the daily Chase-London LIBOR plus 1.10%, with a maturity date of May 30, 2009.

Effective July 1, 2006, CBRE Capital Markets entered into a $200.0 million multi-family mortgage loan repurchase agreement, or Repo Agreement, with WaMu. The Repo Agreement was to continue indefinitely unless or until thirty days written notice was delivered, prior to the termination date, by either CBRE Capital Markets or WaMu. The Repo Agreement was terminated by WaMu effective January 28, 2008.

In February 2008, CBRE Capital Markets established a funding arrangement with Red Capital for the purpose of funding originations of Freddie Mac and Fannie Mae multi-family property mortgage loans. Each funding is separately approved on a transaction-by-transaction basis where Red Capital commits to purchase a 100% participation interest in qualifying mortgage loans that are subject to a rate-lock commitment from Freddie Mac or Fannie Mae. Under this arrangement, a participation is funded when a mortgage loan is originated, on a servicing retained basis, subject to CBRE

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Capital Market’s obligation to repurchase the participation interest upon ultimate sale of the mortgage loan to Freddie Mac or Fannie Mae. Effective September 19, 2008, the rate on borrowings is the National City Bank one-month internal funds transfer rate plus 1.75%.

On April 16, 2008, CBRE Capital Markets entered into a secured credit agreement with BofA to establish a warehouse line of credit. The agreement provides for a $125.0 million senior secured revolving line of credit, bears interest at the daily one-month LIBOR rate plus 1.00% and expires on April 15, 2009.

During the years ended December 31, 2008 and 2007, respectively, we had a maximum of $390.2 million and $450.9 million of warehouse lines of credit principal outstanding. As of December 31, 2008 and 2007, we had $210.5 million and $255.8 million of warehouse lines of credit principal outstanding, respectively, which are included in short-term borrowings in the accompanying consolidated balance sheets. Additionally, we had $210.5 million and $255.8 million of mortgage loans held for sale (warehouse receivables), which represented mortgage loans funded through the lines of credit that, while committed to be purchased, had not yet been purchased as of December 31, 2008 and 2007, respectively, and which are also included in the accompanying consolidated balance sheets.

On July 31, 2006, CBRE Capital Markets entered into a revolving credit note with JP Morgan for the purpose of purchasing qualified investment securities, which include but are not limited to U.S. Treasury and Agency securities. This agreement has been amended several times and as of December 31, 2008, provides for a $100.0 million revolving credit note, bears interest at 0.50% and has a maturity date of May 30, 2009. As of December 31, 2008 and 2007, there were no amounts outstanding under this revolving credit note.

On April 30, 2007, Trammell Crow Company Acquisitions II, L.P. (Acquisitions II), a legal entity within our Development Services segment that we consolidate, entered into a $100.0 million revolving credit agreement with WestLB AG, as administrative agent for a lender group. Borrowings under this credit agreement are used to fund acquisitions of real estate prior to receipt of capital contributions from Acquisitions II investors and permanent project financing, and are limited to a portion of unfunded capital commitments of certain Acquisitions II investors. As of December 31, 2008, borrowing capacity under this agreement, net of outstanding amounts drawn, was $30.6 million. Borrowings under this agreement bear interest at the daily British Bankers Association LIBOR rate plus 0.65% and this agreement expires on April 30, 2010. Subject to certain conditions, Acquisitions II can extend the maturity date of the credit facility for an additional term of not longer than 12 months and may increase the maximum commitment to an amount not exceeding $150.0 million. Borrowings under the line are non-recourse to us and are secured by the capital commitments of the investors in Acquisitions II. As of December 31, 2008 and 2007, there was $8.0 million and $42.6 million, respectively, outstanding under this revolving credit note included in short-term borrowings in the accompanying consolidated balance sheets.

In connection with our acquisition of Westmark Realty Advisors in 1995 (now known as CB Richard Ellis Investors), we issued approximately $20.0 million in aggregate principal amount of senior notes. The Westmark senior notes are redeemable at the discretion of the note holder and have a final maturity date of June 30, 2010. The interest rate on the Westmark senior notes is currently equal to the interest rate in effect for amounts outstanding under our Credit Agreement plus 12 basis points. The amount of the Westmark senior notes included in short-term borrowings in the accompanying consolidated balance sheets was $1.1 million and $11.2 million as of December 31, 2008 and 2007, respectively.

Insignia, which we acquired in July 2003, issued loan notes as partial consideration for previous acquisitions of businesses in the U.K. The acquisition loan notes are payable to the sellers of the previously acquired U.K. businesses and are secured by restricted cash deposits in approximately the same amount. The acquisition loan notes are redeemable semi-annually at the discretion of the note holder and have a final maturity date of April 2010. As of December 31, 2008 and 2007, $0.7 million and $1.9 million, respectively, of the acquisition loan notes were outstanding and are included in short-term borrowings in the accompanying consolidated balance sheets.

In July 2008, in connection with the purchase of the remaining 50% ownership interest we did not already own in our affiliate CB Richard Ellis Tucson, LLC, we issued a loan note that is payable to the seller. One-half of the loan note is due on June 30, 2009, with the remainder due on June 30, 2010. The amount of the CB Richard Ellis Tucson, LLC loan note included in the accompanying consolidated balance sheets at December 31, 2008 was $1.6 million.

A significant number of our subsidiaries in Europe have had a Euro cash pool loan since 2001, which is used to fund their short-term liquidity needs. The Euro cash pool loan is an overdraft line for our European operations issued by HSBC Bank. The Euro cash pool loan has no stated maturity date and bears interest at varying rates based on a base rate as defined by HSBC Bank plus 2.5%. As of December 31, 2008 and 2007, there were no amounts outstanding under this facility.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15.	Commitments and Contingencies

We are a party to a number of pending or threatened lawsuits arising out of, or incident to, our ordinary course of business. Our management believes that any liability imposed upon us that may result from disposition of these lawsuits will not have a material effect on our business, consolidated financial position, cash flows or results of operations.

Our leases generally relate to office space that we occupy, have varying terms and expire through 2029. The following is a schedule by year of future minimum lease payments for noncancellable capital and operating leases as of December 31, 2008 (dollars in thousands):

	Capital leases	Operating leases
2009	$1,386	$240,997
2010	575	171,490
2011	77	136,565
2012	28	108,906
2013	11	88,029
Thereafter	—	288,021

Total minimum payment required	$2,077	$1,034,008

The interest portion of capital lease payments represents the amount necessary to reduce net minimum lease payments to present value calculated at our incremental borrowing rate at the inception of the leases. This totaled approximately $0.1 million at December 31, 2008, resulting in a present value of net minimum lease payments of $2.1 million. At December 31, 2008, $1.3 million and $0.7 million were included in current maturities of long-term debt and long-term debt, respectively. In addition, the total minimum payments for noncancellable operating leases were not reduced by the minimum sublease rental income of $27.0 million due in the future under noncancellable subleases.

Substantially all leases require us to pay maintenance costs, insurance and property taxes. The composition of total rental expense under noncancellable operating leases consisted of the following (dollars in thousands):

	Year Ended December 31,
	2008	2007	2006
Minimum rentals	$208,359	$171,883	$127,090
Less sublease rentals	(229)	(219)	(764)

	$208,130	$171,664	$126,326

We had outstanding letters of credit totaling $25.5 million as of December 31, 2008, excluding letters of credit for which we have outstanding liabilities already accrued on our consolidated balance sheet related to our subsidiaries’ outstanding reserves for claims under certain insurance programs and indebtedness. These letters of credit are primarily executed by us in the normal course of business of our Development Services segment as well as in connection with certain insurance programs. The letters of credit expire at varying dates through December 2009.

We had guarantees totaling $31.0 million as of December 31, 2008, excluding guarantees related to consolidated indebtedness and pension liabilities for which we have outstanding liabilities already accrued on our consolidated balance sheet as well as operating leases. These guarantees primarily consisted of guarantees related to our defined benefit pension plans in the U.K. (in excess of our outstanding pension liability of $19.8 million as of December 31, 2008). The remaining guarantees primarily included debt repayment guarantees of unconsolidated subsidiaries as well as various guarantees of management contracts in our operations overseas. The guarantee obligations related to debt repayment guarantees of unconsolidated subsidiaries expire at varying dates through December 2009. The other guarantees will expire at the end of each of the respective agreements.

We have several other debt repayment guarantees of unconsolidated subsidiaries that are subject to the provisions of FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others – an interpretation of FASB Statements No. 5, 57 and 107 and Rescission of FASB Interpretation No. 34.” We estimate that our likely exposure under these guarantees is not material. On this basis, we estimate that the fair value of these guarantees is equivalent to the amount necessary to secure the guarantees using letters of credit from a bank, and the aggregate amount is nominal.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In addition, as of December 31, 2008, we had numerous completion and budget guarantees relating to development projects. These guarantees are made by us in the normal course of our Development Services business. Each of these guarantees requires us to complete construction of the relevant project within a specified timeframe and/or within a specified budget, with us potentially being liable for costs to complete in excess of such timeframe or budget. However, we generally have “guaranteed maximum price” contracts with reputable general contractors with respect to projects for which we provide these guarantees. These contracts are intended to pass the risk to such contractors. While there can be no assurance, we do not expect to incur any material losses under these guarantees.

From time to time, we act as a general contractor with respect to construction projects. We do not consider these activities to be a material part of our business. In connection with these activities, we seek to subcontract construction work for certain projects to reputable subcontractors. Should construction defects arise relating to the underlying projects, we could potentially be liable to the client for the costs to repair such defects; we would generally look to the subcontractor that performed the work to remedy the defect and also look to insurance policies that cover this work. While there can be no assurance, we do not expect to incur material losses with respect to construction defects.

In January 2008, CBRE Capital Markets entered into an agreement with Fannie Mae, under Fannie Mae’s Delegated Underwriting and Servicing (DUS) Lender Program, to provide financing for apartments with five or more units. Under the DUS Program, CBRE Capital Markets originates, underwrites, closes and services loans without prior approval by Fannie Mae, and in selected cases, is subject to sharing up to one-third of any losses on loans issued under the DUS program. CBRE Capital Markets has funded loans subject to such loss sharing arrangements with unpaid principal balances of $309.8 million. Additionally, CBRE Capital Markets has funded loans under the DUS program that are not subject to loss sharing arrangements with unpaid principal balances of approximately $205.0 million. CBRE Capital Markets, under its agreement with Fannie Mae, must post cash reserves under formulas established by Fannie Mae to provide for sufficient capital in the event losses occur. As of December 31, 2008, CBRE Capital Markets had $0.6 million of cash reserved under this arrangement.

An important part of the strategy for our investment management business involves investing our capital in certain real estate investments with our clients. These co-investments typically range from 2% to 5% of the equity in a particular fund. As of December 31, 2008, we had committed $61.9 million to fund future co-investments.

Additionally, an important part of our development services business strategy is to invest in unconsolidated real estate subsidiaries as a principal (in most cases co-investing with our clients). As of December 31, 2008, we had committed to fund $36.5 million of additional capital to these unconsolidated subsidiaries.

16.	Employee Benefit Plans

Stock Incentive Plans

2001 Stock Incentive Plan. Our 2001 stock incentive plan was adopted by our board of directors and approved by our stockholders on June 7, 2001. However, our 2001 stock incentive plan was terminated in June 2004 in connection with the adoption of our 2004 stock incentive plan, which is described below. The 2001 stock incentive plan permitted the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to our employees, directors or independent contractors. Since our 2001 stock incentive plan has been terminated, no shares remain available for issuance under it. However, as of December 31, 2008, outstanding stock options granted under the 2001 stock incentive plan to acquire 5,152,830 shares of our Class A common stock remain outstanding according to their terms, and we will continue to issue shares to the extent required under the terms of such outstanding awards. Options granted under this plan have an exercise price of $1.92 and vest and are exercisable in 20% annual increments over five years from the date of grant. As of December 31, 2008, all options granted under this plan were fully vested and exercisable, except for 8,319 options which vest in the first quarter of 2009. Options granted under the 2001 stock incentive plan are subject to a maximum term of ten years from the date of grant. The number of shares issued pursuant to the stock incentive plan, or pursuant to outstanding awards, is subject to adjustment on account of stock splits, stock dividends and other dilutive changes in our Class A common stock. In the event of a change of control of our company, all outstanding options will become fully vested and exercisable.

Second Amended and Restated 2004 Stock Incentive Plan. Our 2004 stock incentive plan was adopted by our board of directors and approved by our stockholders on April 21, 2004, was amended and restated on April 14, 2005, was amended on September 6, 2006 and June 1, 2007, and was amended and restated again on June 2, 2008. The 2004 stock incentive plan

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

authorizes the grant of stock-based awards to our employees, directors or independent contractors. A total of 20,785,218 shares of our Class A common stock initially were reserved for issuance under the 2004 stock incentive plan, which increased by 10,000,000 shares to a total of 30,785,218 shares with our most recent amendment and restatement. For awards granted prior to June 2, 2008 under this plan, this share reserve was reduced by one share upon grant of an option or stock appreciation right, and was reduced by 2.25 shares upon issuance of stock pursuant to other stock-based awards. For awards granted on or after June 2, 2008 under this plan, this share reserve is reduced by one share upon grant of all awards. In addition, full value awards, i.e., awards other than stock options and stock appreciation rights, are limited to no more than 75% of the total share reserve. Awards that expire, terminate or lapse will again be available for grant under this plan. Prior to June 2, 2008, pursuant to the terms of our original 2004 stock incentive plan, no employee was eligible to be granted options or stock appreciation rights covering more than 6,235,566 shares during any calendar year. This limitation was subject to a policy adopted by our board of directors, which stated that no person was eligible to be granted options, stock appreciation rights or restricted stock purchase rights covering more than 2,078,523 shares during any calendar year or to be granted any other form of stock award covering more than 1,039,260 shares during any calendar year. Effective June 2, 2008, no person is eligible to be granted awards in the aggregate covering more than 2,000,000 shares during any calendar year. The number of shares issued or reserved pursuant to the 2004 stock incentive plan, or pursuant to outstanding awards, is subject to adjustment on account of mergers, consolidations, reorganizations, stock splits, stock dividends and other dilutive changes in our common stock. In addition, our board of directors may adjust outstanding awards to preserve the awards’ benefits or potential benefits.

As of December 31, 2008, 7,595,763 shares were subject to options issued under our 2004 stock incentive plan and 10,737,105 shares remained available for future grants under the 2004 stock incentive plan. Options granted under this plan during 2008, 2007 and 2006 have exercise prices in the range of $13.29 to $22.00, $25.18 to $37.43 and $23.46 to $31.40, respectively, which primarily vest and are exercisable in equal annual increments over four years from the date of grant. All options previously granted under the 2004 stock incentive plan have had a term of five or seven years from the date of grant.

A summary of the status of our option plans is presented in the tables below:

	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2005	17,391,048	$5.46
Exercised	(4,393,671)	3.53
Granted	968,172	23.50
Forfeited	(235,657)	7.74

Outstanding at December 31, 2006	13,729,892	$7.30
Exercised	(1,973,947)	6.01
Granted	1,197,175	27.40
Forfeited	(386,225)	8.66

Outstanding at December 31, 2007	12,566,895	$9.38
Exercised	(941,896)	4.27
Granted	1,694,340	13.41
Forfeited	(518,043)	17.29
Expired	(52,703)	19.01

Outstanding at December 31, 2008	12,748,593	$9.91

Vested and expected to vest at December 31, 2008 (1)	12,549,382	$9.91

Exercisable at December 31, 2008	9,354,745	$6.99

(1)	The expected to vest options are the result of applying the pre-vesting forfeiture rate assumption to total outstanding options.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Options outstanding at December 31, 2008 and their related weighted average exercise price, intrinsic value and life information is presented below:

	Outstanding Options				Exercisable Options
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value	Number Exercisable	Weighted Average Exercise Price	Aggregate Intrinsic Value
$1.92	5,152,830	4.0	$1.92		5,144,511	$1.92
$6.33 – $7.46	1,990,406	0.8	7.44		1,990,406	7.44
$11.10 – $15.43	3,724,546	4.9	14.35		1,512,732	15.18
$22.00 – $25.67	822,075	4.7	23.46		426,049	23.51
$27.19 –$37.43	1,058,736	5.7	27.34		281,047	27.47

	12,748,593	4.0	$9.91	$12,349,618	9,354,745	$6.99	$12,329,680

At December 31, 2008, the aggregate intrinsic value and weighted average remaining contractual life for options vested and expected to vest were $12.3 million and 4.0 years, respectively.

In accordance with SFAS No. 123R, we estimate the fair value of our options using the Black-Scholes option-pricing model, which takes into account assumptions such as the dividend yield, the risk-free interest rate, the expected stock price volatility and the expected life of the options.

The total estimated grant date fair value of stock options that vested during the year ended December 31, 2008 was $11.5 million. The weighted average fair value of options granted by us was $6.58, $12.42 and $10.46 for the years ended December 31, 2008, 2007 and 2006, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, utilizing the following weighted average assumptions:

	Year ended December 31,
	2008	2007	2006
Dividend yield	0%	0%	0%
Risk-free interest rate	3.02%	4.14%	4.80%
Expected volatility	51.97%	44.41%	39.94%
Expected life	5 years	5 years	5 years

The dividend yield assumption is excluded from the calculation, as it is our present intention to retain all earnings. The expected volatility is based on a combination of our historical stock price and implied volatility. The selection of implied volatility data to estimate expected volatility is based upon the availability of actively traded options on our stock. The risk-free interest rate is based upon the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the options. The expected life of our stock options represents the estimated period of time until exercise and is based on historical experience of similar options, giving consideration to the contractual terms, vesting schedules and expectations of future employee behavior.

Option valuation models require the input of subjective assumptions including the expected stock price volatility and expected life. Because our employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, we do not believe that the Black-Scholes model necessarily provides a reliable single measure of the fair value of our employee stock options.

Total compensation expense related to stock options was $11.3 million, $10.0 million and $8.0 million for the years ended December 31, 2008, 2007 and 2006, respectively. In addition, during the year ended December 31, 2007, we incurred $9.8 million of expense resulting from the acceleration of vesting of stock options in connection with the termination of duplicative employees as a result of the Trammell Crow Company Acquisition, which is included in merger-related charges in the accompanying consolidated statement of operations. At December 31, 2008, total unrecognized estimated compensation cost related to non-vested stock options was approximately $22.9 million, which is expected to be recognized over a weighted average period of approximately 2.7 years.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The total intrinsic value of stock options exercised during the years ended December 31, 2008 and 2007 was $12.4 million and $55.4 million, respectively. We recorded cash received from stock option exercises of $4.0 million and $11.9 million and related tax benefits of $4.3 million and $16.6 million during the years ended December 31, 2008 and 2007, respectively. Upon option exercise, we issue new shares of stock. Excess tax benefits exist when the tax deduction resulting from the exercise of options exceeds the compensation cost recorded.

We have issued non-vested stock awards, including shares and stock units, in our Class A common stock to certain of our employees and members of our board of directors. During the years ended December 31, 2008, 2007, and 2006, we granted non-vested stock awards of 2,371,987 shares, 819,679 shares (of which 57,902 shares were restricted stock awards which immediately vested at the date of grant) and 1,089,070 shares, respectively, which primarily vest and are exercisable in equal annual increments over four years from the date of grant. In addition, we granted 529,907, 297,779 and 441,753 of non-vested stock units to certain of our employees during the years ended December 31, 2008, 2007 and 2006, respectively. These non-vested stock units all vest in 2016. A summary of the status of our non-vested stock awards is presented in the table below:

	Shares / Units	Weighted Average Market Value Per Share
Balance at December 31, 2005	503,322	$14.79
Granted	1,530,823	26.18
Vested	(109,035)	15.43
Forfeited	(43,441)	17.12

Balance at December 31, 2006	1,881,669	$23.97
Granted	1,117,458	29.60
Vested	(467,127)	24.04
Forfeited	(38,419)	21.60

Balance at December 31, 2007	2,493,581	$26.52
Granted	2,901,894	14.40
Vested	(504,736)	24.83
Forfeited	(252,196)	21.49

Balance at December 31, 2008	4,638,543	$19.39

Total compensation expense related to non-vested stock awards was $18.5 million, $14.7 million and $3.9 million for the years ended December 31, 2008, 2007 and 2006, respectively. Total compensation expense for the year ended December 31, 2007 includes $2.0 million of compensation expense related to the 57,902 shares of restricted stock, which immediately vested at the date of grant. In addition, during the year ended December 31, 2007, we incurred $1.0 million of expense resulting from the acceleration of vesting of non-vested stock awards in connection with the termination of duplicative employees as a result of the Trammell Crow Company Acquisition, which is included in merger-related charges in the accompanying consolidated statement of operations. At December 31, 2008, total unrecognized estimated compensation cost related to non-vested stock awards was approximately $76.9 million, which is expected to be recognized over a weighted average period of approximately 4.3 years.

Deferred Compensation Plans. Our deferred compensation plans (DCPs) historically have permitted our highly compensated employees, including members of management, to elect, prior to the beginning of each calendar year, to defer receipt of some or all of their compensation for the next year until a future distribution date and have it credited to one or more of several funds in the respective DCPs. Because a substantial majority of the deferrals under our DCPs had distribution dates based upon the end of a relevant participant’s employment with us, we had an ongoing obligation to make distributions to these participants as they leave our employment. In addition, participants could receive unscheduled in-service withdrawals of amounts deferred prior to January 1, 2005, subject to a 7.5% penalty.

On November 5, 2008, based on prevailing market conditions, our board of directors authorized our Chief Executive Officer to modify or to terminate our U.S. DCPs, subject to applicable regulatory requirements. We notified participants that we would modify the DCPs pursuant to the transition rules under Internal Revenue Code Section 409A to allow participants to make new elections prior to December 31, 2008 to receive distributions of plan assets at dates they specify in 2009. These actions will accelerate future distributions from the DCPs of cash and shares of our Class A common stock to the participants of such DCPs but will not have any material effect on our statement of operations. The DCPs are substantially fully-funded and the shares to be distributed are included in our earnings per share calculations. Upon distribution to the participants, we expect to receive a cash tax benefit of approximately $100 million in 2009. Upon completion of the distribution process, we expect the DCPs to be terminated.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Pre-August 2004 DCP

Prior to amending the Pre-August 2004 DCP as discussed below, each participant in the Pre-August 2004 DCP was allowed to defer a portion of his or her compensation for distribution generally either after his or her employment with us ended or on a future date at least three years after the deferral election date. The investment alternatives available to participants included two interest index funds and an insurance fund in which gains and losses on deferrals were measured by one or more of approximately 80 mutual funds. Distributions with respect to the interest index and insurance fund accounts were made by us in cash. In addition, prior to July 2001, participants were entitled to invest their deferrals in stock fund units that are distributed as shares of our Class A common stock. As of December 31, 2008, there were 2,849,391 outstanding stock fund units under the Pre-August 2004 DCP, all of which were vested. Our stock fund unit deferrals included in additional paid-in capital totaled $5.5 million and $5.8 million at December 31, 2008 and 2007, respectively.

Effective August 1, 2004, we closed the Pre-August 2004 DCP. On August 13, 2004, deferrals made by participants for the plan year 2004 were deposited in the Post-August 2004 DCP. Effective August 1, 2004, no additional deferrals were permitted under the Pre-August 2004 DCP.

Post-August 2004 DCP

Effective August 1, 2004, we adopted the Post-August 2004 DCP, which began accepting deferrals for compensation earned after August 13, 2004. At adoption, each participant’s original deferral election made for the plan year 2004 in the Pre-August 2004 DCP was carried into the Post-August 2004 DCP. Participants were not allowed to make new deferral elections for the Plan Year 2004.

Under the Post-August 2004 DCP, each participant was allowed to defer a portion of his or her compensation for distribution generally either after his or her employment with us ends or on a future date at least three years after the deferral election date. Deferrals were credited at the participant’s election to one or more investment alternatives under the Post-August 2004 DCP, which included a money-market fund and ten mutual fund investment options. There was limited flexibility for participants to change distribution elections once made. Effective January 1, 2005, the Post-August 2004 DCP conformed to all the provisions outlined in Section 409A of the IRC and, therefore, does not allow for unscheduled in-service distributions.

Included in our accompanying consolidated balance sheets is an accumulated non-stock liability for our Pre-August 2004 DCP and Post-August 2004 DCP totaling $240.5 million and $282.7 million at December 31, 2008 and 2007, respectively, and assets (in the form of insurance) set aside to cover the liability of $229.8 million and $264.2 million as of December 31, 2008 and 2007, respectively.

Restoration Plan

The Restoration Plan, assumed in connection with the Insignia Acquisition, was frozen and stopped accepting deferrals. The Restoration Plan was being administered only for the purpose of making distributions when participants terminate employment. Remaining amounts in this plan were invested in one fund. The Restoration Plan is unfunded and has an accumulated non-stock liability of $4.4 million at both December 31, 2008 and 2007 and is included in the accompanying consolidated balance sheets.

Trammell Crow Company DCP

Effective, January 1, 2006, Trammell Crow Company established a non-qualified deferred compensation plan, or Trammell Crow Company DCP, for certain key employees of Trammell Crow Company. A portion of the eligible employees’ compensation was permitted to be directed into the Trammell Crow Company DCP. The Trammell Crow Company DCP was funded and included in the accompanying consolidated balance sheets as an accumulated non-stock liability of $3.5 million at December 31, 2007, and assets (in the form of investments in trading securities) set aside to cover the liability of $3.5 million as of December 31, 2007. Effective January 1, 2008, the Trammell Crow Company DCP was merged into the Post-August 2004 DCP.

Bonuses. We have bonus programs covering select employees, including senior management. Awards are based on the position and performance of the employee and the achievement of pre-established financial, operating and strategic objectives. The amounts charged to expense for bonuses were $66.7 million, $235.0 million and $129.4 million for the years ended December 31, 2008, 2007 and 2006, respectively.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

401(k) Plan. Our CB Richard Ellis 401(k) Plan (401(k) Plan) is a defined contribution profit sharing plan that allows participant deferrals under Section 401(k) of the Internal Revenue Code. Most of our non-union U.S. employees, other than qualified real estate agents having the status of independent contractors under section 3508 of the Internal Revenue Code, are eligible to participate in the plan. The 401(k) Plan provides for participant contributions as well as a company match. A participant is allowed to contribute to the 401(k) Plan from 1% to 75% of his or her compensation, subject to limits imposed by applicable law. For 2008 and 2007, we contributed a 50% match on the first 3% of annual compensation (up to $150,000 of compensation) deferred by each participant. In connection with the 401(k) Plan, we charged to expense $9.0 million, $12.6 million and $7.3 million for the years ended December 31, 2008, 2007 and 2006, respectively. Effective January 1, 2009, the company match has been suspended until further notice.

Participants are entitled to invest up to 25% of their 401(k) account balance in shares of our common stock. As of December 31, 2008, 354,273 shares of our common stock were held as investments by participants in our 401(k) Plan.

Pension Plans. We have two contributory defined benefit pension plans in the U.K. The London-based firm of Hillier Parker May & Rowden, which we acquired in 1998, had a contributory defined benefit pension plan. A subsidiary of Insignia, which we acquired in connection with the Insignia Acquisition in 2003, had a contributory defined benefit pension plan in the U.K. Our subsidiaries based in the U.K. maintain the plans to provide retirement benefits to existing and former employees participating in these plans. With respect to these plans, our historical policy has been to contribute annually an amount to fund pension cost as actuarially determined and as required by applicable laws and regulations.

Effective July 1, 2007, we reached agreements with the active members of these plans to freeze future pension plan benefits. In return, the active members became eligible to enroll in a defined contribution plan. In connection with this change, we recorded a curtailment gain of $10.0 million during the year ended December 31, 2007 and certain plan assets and liabilities were remeasured.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We have historically used a measurement date of September 30 for both of our defined benefit pension plans. For the year ended December 31, 2008, as required by SFAS No. 158, we adopted the measurement date provisions, which required us to measure the funded status of our plans as of the date of our fiscal year-end statement of financial position. We used the “alternative” method of adoption for both of our plans. In connection with this adoption, we recorded an increase in retained earnings of $0.2 million and a decrease in accumulated other comprehensive loss of $0.1 million, net of tax, representing the estimated periodic pension benefit for the period from October 1, 2007 through December 31, 2007. The following table sets forth a reconciliation of the benefit obligation, plan assets, plan’s funded status and amounts recognized in the accompanying consolidated balance sheets for both of our defined benefit pension plans (dollars in thousands):

	Year Ended December 31,
	2008	2007
Change in benefit obligation
Benefit obligation at beginning of period	$330,922	$323,241
Service cost	—	6,062
Interest cost	21,508	16,791
Curtailment gain	—	(5,491)
Plan participants’ contributions	—	1,277
Amendments	—	(2,684)
Actuarial gain	(58,927)	(7,208)
Benefits paid	(9,221)	(6,528)
Foreign currency translation	(78,967)	5,462

Benefit obligation at end of period	$205,315	$330,922

Change in plan assets
Fair value of plan asset at beginning of period	$296,759	$265,270
Actuarial return on plan assets	(52,060)	24,672
Company contributions	20,734	8,231
Plan participants’ contributions	—	1,277
Benefits paid	(9,221)	(6,528)
Foreign currency translation	(70,699)	3,837

Fair value of plan assets at end of period	$185,513	$296,759

Funded status	$(19,802)	$(34,163)

Amounts recognized in the statement of financial position consist of:
Non-current liabilities	$(19,802)	$(34,163)

The accumulated benefit obligation for our defined benefit pension plans was $205.3 million and $330.9 million at December 31, 2008 and 2007, respectively.

Items not yet recognized as a component of net periodic pension cost were as follows (dollars in thousands):

	Year Ended December 31,
	2008	2007
Unamortized actuarial loss	$49,434	$36,000
Prior service benefit	—	(2,757)
Company contributions in the post-measurement period	—	17,348

Accumulated other comprehensive loss	$49,434	$50,591

The estimated net actuarial loss that will be amortized from accumulated other comprehensive loss into net periodic pension cost in 2009 is $1.0 million.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Components of net periodic pension (benefit) cost and other amounts recognized in other comprehensive (income) loss consisted of the following (dollars in thousands):

	Year Ended December 31,
	2008	2007	2006
Net Periodic (Benefit) Cost
Service cost	$—	$4,551	$6,878
Interest cost	17,208	17,156	14,165
Expected return on plan assets	(19,045)	(18,837)	(14,727)
Curtailment gain	—	(9,988)	—
Amortization of prior service benefit	—	(446)	(481)
Amortization of unrecognized net loss	604	1,053	1,530

Net periodic pension (benefit) cost	$(1,233)	$(6,511)	$7,365

Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive (Income) Loss
Net actuarial loss (gain)	$13,434	$(13,093)
Amortization of prior service cost	2,757	7,516
Post-measurement date contributions	(17,348)	16,730

Total recognized in other comprehensive (income) loss	(1,157)	11,153

Total recognized in net periodic benefit and other comprehensive (income) loss	$(2,390)	$4,642

Weighted average assumptions used to determine our projected benefit obligation were as follows:

	Year Ended December 31,
	2008	2007
Discount rate	6.60%	5.73%
Expected return on plan assets	6.53%	7.01%

Weighted average assumptions used to determine our net periodic pension (benefit) cost were as follows:

	Year Ended December 31,
	2008	2007	2006
Discount rate	6.60%	5.48%	5.00%
Expected return on plan assets	6.53%	6.82%	6.45%
Rate of compensation increase	N/A	1.31%	4.04%

We review historical rates of return for equity and fixed income securities, as well as current economic conditions, to determine the expected long-term rate of return on plan assets. The assumed rate of return for 2008 is based on 61.5% of the portfolio being invested in equities yielding a 7.2% return and 33.7% of assets being primarily invested in corporate and government debt securities yielding a 5.5% return. Consideration is given to diversification and periodic rebalancing of the portfolio based on prevailing market conditions.

Our pension plan weighted average asset allocations by asset category were as follows:

	Target Allocation 2008	Plan Assets At December 31,
Asset Category		2008	2007
Equity securities	33%-74%	61.5%	70.9%
Debt securities	18%-65%	33.7%	23.6%
Other	2%-8%	4.8%	5.5%

Total		100.0%	100.0%

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Our pension trust assets are invested with a long-term focus to achieve a return on investment that is based on levels of liquidity and investment risk that the trustees, in consultation with management believe are prudent and reasonable. The investment portfolio contains a diversified blend of equity and fixed income and index linked investments consisting primarily of government debt. The equity investments are diversified across U.K. and non-U.K. equities, as well as value, growth, and medium and large capitalizations. The portfolio’s asset mix is reviewed regularly, and the portfolio is rebalanced based on existing market conditions. Investment risk is measured and monitored on a regular basis through quarterly portfolio reviews, annual liability measurements and periodic asset/liability analyses.

We expect to contribute $3.3 million to our pension plans in 2009. The following is a schedule by year of benefit payments, which reflect expected future service, as appropriate, that are expected to be paid (dollars in thousands):

2009	$4,482
2010	5,127
2011	6,307
2012	6,487
2013	7,330
2014-2018	40,118

Total	$69,851

We also have defined contribution plans for employees in the U.K. Our contributions to these plans were approximately $7.2 million, $5.6 million and $3.1 million for the years ended December 31, 2008, 2007 and 2006, respectively.

17.	Income Taxes

The components of (loss) income from continuing operations before provision for income taxes consisted of the following (dollars in thousands):

	Year Ended December 31,
	2008	2007	2006
Domestic	$(1,005,163)	$191,499	$258,458
Foreign	(20,516)	400,890	264,559

	$(1,025,679)	$592,389	$523,017

Our tax (benefit) provision consisted of the following (dollars in thousands):

	Year Ended December 31,
	2008	2007	2006
Federal:
Current	$(18,114)	$219,789	$100,476
Deferred	3,535	(172,789)	(16,737)

	(14,579)	47,000	83,739
State:
Current	(4,543)	49,338	43,793
Deferred	15,583	(15,990)	(17,600)

	11,040	33,348	26,193
Foreign:
Current	55,340	93,946	86,281
Deferred	(991)	18,349	2,113

	54,349	112,295	88,394

	$50,810	$192,643	$198,326

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a reconciliation, stated as a percentage of pre-tax (loss) income of the U.S. statutory federal income tax rate to our effective tax rate:

	Year Ended December 31,
	2008	2007	2006
Federal statutory tax rate	35%	35%	35%
Foreign credits	1	(3)	—
Effect of non-deductible impairment charges	(34)	—	—
Effect of life insurance contract gains and losses	(2)	(1)	(1)
Change in valuation allowance	(2)	—	—
State taxes, net of federal benefit	(1)	2	3
Reserves for uncertain tax positions	—	(1)	2
Other	(2)	1	(1)

Effective tax rate	(5%)	33%	38%

During the years ended December 31, 2008, 2007 and 2006, respectively, we recorded a $4.7 million, $21.1 million and $32.9 million income tax benefit in connection with stock options exercised. Of this income tax benefit, $4.3 million, $16.6 million and $31.8 million was charged directly to additional paid-in capital within the equity section of the accompanying consolidated balance sheets in 2008, 2007 and 2006, respectively.

Cumulative tax effects of temporary differences are shown below at December 31, 2008 and 2007 (dollars in thousands):

	December 31,
	2008	2007
Asset (Liability)
Property and equipment	$4,232	$5,971
Bad debt and other reserves	68,454	79,190
Capitalized costs and intangibles	(99,707)	(176,651)
Bonus and deferred compensation	111,252	226,098
Trading securities and other investments	31,439	(503)
NOL and state tax credits	44,896	26,611
Unconsolidated affiliates	55,830	17,345
Pension obligation	11,639	19,991
Acquisition	2,586	3,336
All other	(100)	32,370

Net deferred tax assets before valuation allowance	230,521	233,758
Valuation allowance	(38,268)	(23,842)

Net deferred tax assets	$192,253	$209,916

As of December 31, 2008, we had U.S. federal net operating losses (NOLs) of approximately $6.7 million, translating to a deferred tax asset before valuation allowance of $2.3 million, which will begin to expire in 2003. As of December 31, 2008, there were also deferred tax assets of approximately $12.4 million related to state NOLs as well as $29.0 million related to foreign NOLs. The utilization of NOLs may be subject to certain limitations under U.S. federal, state and foreign laws. The state NOLs begin to expire in 2011, and the foreign NOLs begin to expire in 2013.

Management determined that as of December 31, 2008, $38.3 million of deferred tax assets do not satisfy the recognition criteria set forth in SFAS No. 109. Accordingly, a valuation allowance has been recorded for this amount. If released, the entire amount would result in a benefit to continuing operations. During the year ended December 31, 2008, our

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

valuation allowances increased by approximately $14.4 million. An increase of $18.2 million was primarily a result of establishing valuation allowances on foreign net operating losses incurred during 2008. This was offset by a decrease of $3.8 million related to the reversal of valuation allowances related to equity investments. The valuation allowance on these equity investments was originally recorded to goodwill in purchase accounting, thus the reduction in the valuation allowance in 2008 resulted in a corresponding decrease to goodwill. Management believes it is more likely than not that future operations will generate sufficient taxable income to realize the benefit of the deferred tax assets recorded net of these valuation allowances.

Presently, we have not recorded a deferred tax liability for undistributed earnings of subsidiaries located outside of the U.S. These earnings may become taxable upon a payment of a dividend or as a result of a sale or liquidation of the subsidiaries. At this time, we do not have any plans to repatriate income from our foreign subsidiaries, however, to the extent that we are able to repatriate such earnings in a tax free manner, or in the event of a change in our capital situation or investment strategy, it is possible that the foreign subsidiaries may pay a dividend which would impact our effective tax rate. Unremitted earnings of foreign subsidiaries, which have been, or are intended to be permanently invested in accordance with APB Opinion No. 23, “Accounting for Income Taxes—Special Areas,” aggregated approximately $923.1 million at December 31, 2008. The determination of the tax liability upon repatriation is not practicable.

Effective January 1, 2007, we adopted the provisions of FIN 48. The total amount of gross unrecognized tax benefits was approximately $66.5 million as of December 31, 2007 and $74.1 million as of December 31, 2008. The total amount of unrecognized tax benefits that would affect our effective tax rate, if recognized, is $36.2 million ($33.5 million, net of federal benefit received from state positions) as of December 31, 2007 and $37.9 million ($35.6 million, net of federal benefit received from state positions) as of December 31, 2008.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (dollars in thousands):

Balance as of January 1, 2008	$(66,476)
Gross increases – tax positions in prior period	(13,532)
Gross decreases – tax positions in prior period	13,273
Gross increases – current-period tax positions	(12,293)
Decreases relating to settlements	2,711
Reductions as a result of a lapse of statute of limitations	126
Foreign exchange movement	2,107

Balance as of December 31, 2008	$(74,084)

We currently anticipate a decrease of $3.2 million to unrecognized tax benefits during the next 12 months due to expiration of the statute of limitations relative to several immaterial items.

Our continuing practice is to recognize potential accrued interest and/or penalties related to income tax matters within income tax expense. As of December 31, 2007, we had approximately $18.5 million accrued for the payment of interest and penalties. During the year ended December 31, 2008, we accrued an additional $3.4 million in interest associated with uncertain tax positions. As of December 31, 2008, we have recognized a liability for interest and penalties of $22.5 million ($19.2 million net of related federal benefit received from interest expense).

We conduct business globally and, as a result, one or more of our subsidiaries files income tax returns in the U.S. federal jurisdiction and multiple state, local and foreign jurisdictions. We are no longer subject to U.S. federal Internal Revenue Service audits for years prior to 2005, but the tax year 2004 is open by statute. With limited exception, our significant state and foreign tax jurisdictions are no longer subject to audit by the various tax authorities for tax years prior to 1999.

18.	Stockholders’ Equity

We are authorized to issue 325,000,000 shares of Class A common stock with $0.01 par value per share. Holders of our Class A common stock are entitled to one vote per share on all matters on which our stockholders are entitled to vote. Holders of our Class A common stock are entitled to receive ratable dividends if and when declared from time to time by our board of directors out of funds legally available for that purpose, after payment of dividends required to be paid on any outstanding preferred stock. Our amended and restated credit agreement governing our revolving credit facility and senior secured term loan facilities imposes restrictions on our ability to declare dividends with respect to our Class A common stock.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Our board of directors is authorized, subject to any limitations imposed by law, without the approval of our stockholders, to issue a total of 25,000,000 shares of preferred stock, in one or more series, with each such series having rights and preferences including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as our board of directors may determine.

On November 7, 2007, we announced a share repurchase program of up to $500.0 million of our outstanding common stock, which was authorized by our board of directors. Subsequently, on November 28, 2007, we announced an expansion of our share repurchase program, in which our board of directors authorized the share repurchase of up to $635.0 million of our outstanding shares of common stock, which included the $500.0 million previously authorized. The share repurchase program was completed in December 2007 by acquiring 28.8 million shares at an average price of $22.03.

On November 18, 2008, we completed a secondary public offering of 57.5 million shares of our common stock, which raised $207.8 million of net proceeds.

19.	(Loss) Earnings Per Share Information

The following is a calculation of (loss) earnings per share (dollars in thousands, except share data):

	Year Ended December 31,
	2008			2007			2006
	Loss	Shares	Per Share Amount	Income	Shares	Per Share Amount	Income	Shares	Per Share Amount
Basic (loss) earnings per share attributable to CB Richard Ellis Group, Inc. shareholders:
Net (loss) income applicable to CB Richard Ellis Group, Inc. shareholders	$(1,012,066)	210,539,032	$(4.81)	$390,505	228,476,724	$1.71	$318,571	226,685,122	$1.41

Diluted (loss) earnings per share attributable to CB Richard Ellis Group, Inc. shareholders:
Net (loss) income applicable to CB Richard Ellis Group, Inc. shareholders	$(1,012,066)	210,539,032		$390,505	228,476,724		$318,571	226,685,122
Dilutive effect of contingently issuable shares	—	—		—	489,398		—	246,736
Dilutive effect of stock options	—	—		—	6,012,342		—	8,186,483

Net (loss) income applicable to CB Richard Ellis Group, Inc. shareholders	$(1,012,066)	210,539,032	$(4.81)	$390,505	234,978,464	$1.66	$318,571	235,118,341	$1.35

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Had we reported net income for the year ended December 31, 2008, options to purchase 3,791,911 shares of common stock would have been included in the computation of diluted earnings per share for the year ended December 31, 2008, while options to purchase 3,501,014 shares of common stock would have been excluded from the computation of diluted earnings per share as their inclusion would have had an anti-dilutive effect. For the years ended December 31, 2007 and 2006, options to purchase 1,202,891 shares and 956,624 shares of common stock, respectively, were excluded from the computation of diluted earnings per share because their inclusion would have had an anti-dilutive effect.

20.	Fiduciary Funds

The accompanying consolidated balance sheets do not include the net assets of escrow, agency and fiduciary funds, which are held by us on behalf of clients and which amounted to $1.2 billion at both December 31, 2008 and 2007.

21.	Fair Value of Financial Instruments

SFAS No. 157, “Fair Value Measurements,” requires disclosure of fair value information about financial instruments, whether or not recognized in the accompanying consolidated balance sheets. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash and Cash Equivalents and Restricted Cash: These balances include cash and cash equivalents as well as restricted cash with maturities of less than three months. The carrying amount approximates fair value due to the short-term maturities of these instruments.

Receivables, less Allowance for Doubtful Accounts: Due to their short-term nature, fair value approximates carrying value.

Warehouse Receivables: Due to their short-term nature, fair value approximates carrying value. Fair value is determined based on the terms and conditions of funded mortgage loans and generally reflects the values of the warehouse lines of credit outstanding for our wholly-owned subsidiary, CBRE Capital Markets (See Note 14).

Available for Sale Securities: These investments are carried at their fair value.

Short-Term Borrowings: The majority of this balance represents our revolving credit facility and our warehouse lines of credit outstanding for CBRE Capital Markets. Due to the short-term nature and variable interest rates of these instruments, fair value approximates carrying value (See Note 14).

Senior Secured Term Loans: Based upon valuations from third-party banks, the estimated fair value of our senior secured term loans was approximately $1.1 billion at December 31, 2008. Their actual carrying value totaled $2.1 billion at December 31, 2008 (See Note 14).

Notes Payable on Real Estate: As of December 31, 2008, their carrying value was $617.7 million. These borrowings have floating interest rates at spreads over a market rate index. Given the credit crunch experienced during 2008, it is likely that some portion of our notes payable on real estate have fair values lower than actual carrying values. However, given the volume of notes payable we have and the cost involved in estimating their fair value, we determined it was not practicable to do so. Additionally, only $4.1 million of these notes payable are recourse to us.

Other Long-Term Debt: Given the immaterial size of other long-term debt, fair value is assumed to approximate carrying value (See Note 14).

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

22.	Merger-Related Charges

In connection with the Trammell Crow Company Acquisition, we recorded merger-related charges of $56.9 million for the year ended December 31, 2007. These charges primarily related to the termination of employees as well as the exit of facilities that were occupied by us prior to the Trammell Crow Company Acquisition, both of which became duplicative as a result of the Trammell Crow Company Acquisition.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We recorded charges for the exit of these facilities as premises were vacated and for redundant employees as these employees were terminated, both in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” The remaining liability associated with items previously charged to merger-related charges in connection with the Trammell Crow Company Acquisition consisted of the following (dollars in thousands):

	2007 Charge	Utilized to Date	To be Utilized at December 31, 2008
Severance	$34,345	$(34,345)	$—
Lease termination costs	16,035	(7,222)	8,813
Consulting costs	2,130	(2,130)	—
Costs associated with exiting contracts	1,273	(1,273)	—
Other	3,149	(3,149)	—

Total merger-related charges	$56,932	$(48,119)	$8,813

The remaining liability for lease termination costs will be paid over the remaining contract periods through 2016.

The remaining liability associated with items previously charged to merger-related charges in connection with the Insignia Acquisition consisted of the following (dollars in thousands):

	Liability Balance at December 31, 2007	2008 Utilization	To be Utilized at December 31, 2008
Lease termination costs	$10,799	$(2,901)	$7,898

The remaining liability for lease termination costs will be paid over the remaining contract periods through 2012.

23.	Discontinued Operations

In the ordinary course of business of our Development Services segment, we sell real estate assets, or hold real estate assets for sale, that may be considered components of an entity in accordance with SFAS No. 144. If we do not have, or expect to have, significant continuing involvement with the operation of these real estate assets after sale, we are required to recognize operating profits or losses and gains or losses on sale of these assets as discontinued operations in our consolidated statements of operations in the periods in which they occur. Real estate operations and dispositions accounted for as discontinued operations for the years ended December 31, 2008 and 2007 were as follows (dollars in thousands):

	Year Ended December 31,
	2008	2007
Revenue	$1,251	$2,102
Costs and expenses:
Operating, administrative and other	659	812
Depreciation and amortization	92	425

Total costs and expenses	751	1,237
Gain on disposition of real estate	32,816	7,878

Operating income	33,316	8,743
Interest income	124	15
Interest expense	649	1,837

Income from discontinued operations, before provision for income taxes	32,791	6,921
Provision for income taxes	6,043	1,613

Income from discontinued operations, net of income taxes	26,748	5,308
Less: Income from discontinued operations, net of income taxes, attributable to non-controlling interests	16,523	2,674

Income from discontinued operations, net of income taxes, attributable to CB Richard Ellis Group, Inc.	$10,225	$2,634

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

24.	Liabilities Related to Acquisitions

The Trammell Crow Company Acquisition gave rise to the acceleration of vesting of some restricted shares of Trammell Crow Company common stock as a result of the change in control of Trammell Crow Company as well as costs associated with exiting contracts and other contractual obligations. Additionally, the Trammell Crow Company Acquisition gave rise to the consolidation and elimination of some Trammell Crow Company duplicate facilities and redundant employees as well as lawsuits involving Trammell Crow Company. As a result, we accrued certain liabilities in accordance with EITF Issue No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” The remaining liabilities assumed in connection with the Trammell Crow Company Acquisition consist of the following and are included in the accompanying consolidated balance sheets (dollars in thousands):

	Liability Balance at December 31, 2007	2008 Utilization	To be Utilized at December 31, 2008
Costs associated with exiting contracts and other contractual obligations	$9,772	$(9,772)	$—
Lease termination costs	7,050	(3,640)	3,410
Legal settlements anticipated	3,819	(662)	3,157
Severance	1,984	(1,984)	—

	$22,625	$(16,058)	$6,567

The remaining liability for lease termination costs will be paid over the remaining contract periods through 2012. The remaining liability covering our exposure in various lawsuits involving Trammell Crow Company that were pending prior to the Trammell Crow Company Acquisition will be paid as each case is settled.

The Insignia Acquisition gave rise to the consolidation and elimination of some Insignia duplicate facilities as well as the termination of certain contracts as a result of a change of control of Insignia. As a result, we accrued certain liabilities in accordance with EITF Issue No. 95-3. The remaining liabilities assumed in connection with the Insignia Acquisition consist of the following and are included in the accompanying consolidated balance sheets (dollars in thousands):

	Liability Balance at December 31, 2007	2008 Utilization	To be Utilized at December 31, 2008
Lease termination costs	$6,421	$(1,880)	$4,541
Legal settlements anticipated	2,143	(15)	2,128

	$8,564	$(1,895)	$6,669

The remaining liability for lease termination costs will be paid over the remaining contract periods through 2012. The remaining liability covering our exposure in various lawsuits involving Insignia that were pending prior to the Insignia Acquisition will be paid as each case is settled.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

25.	Industry Segments

We report our operations through five segments. The segments are as follows: (1) Americas, (2) EMEA, (3) Asia Pacific, (4) Global Investment Management and (5) Development Services.

The Americas segment is our largest segment of operations and provides a comprehensive range of services throughout the United States and in the largest regions of Canada and selected parts of Latin America. The primary services offered consist of the following: real estate services, mortgage loan origination and servicing, valuation services, asset services and corporate services.

Our EMEA and Asia Pacific segments provide services similar to the Americas business segment. The EMEA segment has operations primarily in Europe, while the Asia Pacific segment has operations primarily in Asia, Australia and New Zealand.

Our Global Investment Management business provides investment management services to clients seeking to generate returns and diversification through direct and indirect investments in real estate in the United States, Europe and Asia.

Our Development Services business consists of real estate development and investment activities primarily in the United States, which we acquired in the Trammell Crow Company Acquisition on December 20, 2006.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Summarized financial information by segment is as follows (dollars in thousands):

	Year Ended December 31,
	2008	2007	2006
Revenue
Americas	$3,209,820	$3,689,737	$2,506,913
EMEA	1,080,725	1,314,019	933,517
Asia Pacific	558,183	548,650	354,756
Global Investment Management	161,200	347,883	228,034
Development Services	118,889	133,960	8,807

	$5,128,817	$6,034,249	$4,032,027

Depreciation and amortization
Americas	$59,871	$77,076	$38,846
EMEA	13,272	12,324	15,152
Asia Pacific	9,079	6,489	5,499
Global Investment Management	4,182	2,798	2,306
Development Services	16,413	14,582	5,792

	$102,817	$113,269	$67,595

Equity (loss) income from unconsolidated subsidiaries
Americas	$(6,443)	$16,659	$15,792
EMEA	1,665	387	2,287
Asia Pacific	12	(31)	464
Global Investment Management	(43,337)	19,222	14,755
Development Services	(32,027)	28,702	2

	$(80,130)	$64,939	$33,300

EBITDA
Americas	$345,243	$365,004	$366,103
EMEA	105,474	261,199	189,404
Asia Pacific	48,357	82,775	43,268
Global Investment Management	(7,615)	113,068	52,724
Development Services	(34,438)	12,218	2,025

	$457,021	$834,264	$653,524

EBITDA represents earnings before net interest expense, loss on extinguishment of debt, income taxes, depreciation and amortization, and goodwill and other non-amortizable intangible asset impairment. Our management believes EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, our management uses EBITDA as a measure to evaluate the operating performance of our various business segments and for other discretionary purposes, including as a significant component when measuring our operating performance under our employee incentive programs. Additionally, we believe EBITDA is useful to investors to assist them in getting a more accurate picture of our results from operations.

However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, readers should use EBITDA in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments. The amounts shown for EBITDA also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net interest expense, loss on extinguishment of debt and goodwill and other non-amortizable intangible asset impairment have been expensed in the segment incurred. Provision (benefit) for income taxes has been allocated among our segments by using applicable U.S. and foreign effective tax rates. EBITDA for our segments is calculated as follows (dollars in thousands):

	Year Ended December 31,
	2008	2007	2006
	(Dollars in thousands)
Americas
Net (loss) income attributable to CB Richard Ellis Group, Inc	$(660,394)	$114,045	$166,034
Add:
Depreciation and amortization	59,871	77,076	38,846
Goodwill and other non-amortizable intangible asset impairment	805,190	—	—
Interest expense	129,716	141,070	36,753
Loss on extinguishment of debt	—	—	33,847
Royalty and management service income	(23,444)	(24,050)	—
Provision for income taxes	40,988	71,630	97,890
Less:
Interest income	6,684	14,767	7,267

EBITDA	$345,243	$365,004	$366,103

EMEA
Net (loss) income attributable to CB Richard Ellis Group, Inc.	$(85,565)	$180,816	$103,631
Add:
Depreciation and amortization	13,272	12,324	15,152
Goodwill impairment	138,631	—	—
Interest expense	3,964	835	2,200
Royalty and management service expense	14,147	17,290	—
Provision for income taxes	24,686	61,299	69,698
Less:
Interest income	3,661	11,365	1,277

EBITDA	$105,474	$261,199	$189,404

Asia Pacific
Net income attributable to CB Richard Ellis Group, Inc.	$10,334	$43,778	$18,170
Add:
Depreciation and amortization	9,079	6,489	5,499
Interest expense	5,446	3,448	3,092
Royalty and management service expense	8,087	5,511	—
Provision for income taxes	16,262	24,157	16,782
Less:
Interest income	851	608	275

EBITDA	$48,357	$82,775	$43,268

Global Investment Management
Net (loss) income attributable to CB Richard Ellis Group, Inc.	$(60,536)	$63,357	$33,022
Add:
Depreciation and amortization	4,182	2,798	2,306
Goodwill impairment	44,922	—	—
Interest expense	2,495	3,600	2,642
Royalty and management service expense	1,210	1,249	—
Provision for income taxes	1,124	43,400	15,435
Less:
Interest income	1,012	1,336	681

EBITDA	$(7,615)	$113,068	$52,724

Development Services
Net loss attributable to CB Richard Ellis Group, Inc.	$(215,905)	$(11,491)	$(2,286)
Add:
Depreciation and amortization (1)	16,505	15,007	5,792
Goodwill and other non-amortizable intangible asset impairment	170,663	—	—
Interest expense (2)	26,184	20,447	320
Benefit for income taxes (3)	(26,207)	(6,231)	(1,479)
Less:
Interest income (4)	5,678	5,514	322

EBITDA (5)	$(34,438)	$12,218	$2,025

(1)	Includes depreciation and amortization related to discontinued operations of $0.1 million and $0.4 million for the years ended December 31, 2008 and 2007, respectively.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(2)	Includes interest expense related to discontinued operations of $0.6 million and $1.8 million for the years ended December 31, 2008 and 2007, respectively.

(3)	Includes provision for income taxes related to discontinued operations of $6.0 million and $1.6 million for the years ended December 31, 2008 and 2007, respectively.

(4)	Includes interest income related to discontinued operations of $0.1 million and $0.01 million for the years ended December 31, 2008 and 2007, respectively.

(5)	Includes EBITDA related to discontinued operations of $16.9 million and $6.5 million for the years ended December 31, 2008 and 2007, respectively.

	Year Ended December 31,
	2008	2007	2006
Capital expenditures
Americas	$28,811	$62,045	$34,432
EMEA	9,522	13,295	10,306
Asia Pacific	9,563	11,401	6,732
Global Investment Management	3,264	4,156	3,828
Development Services	311	2,058	—

	$51,471	$92,955	$55,298

	December 31,
	2008	2007
	(Dollars in thousands)
Identifiable assets
Americas	$2,288,560	$2,782,132
EMEA	688,891	1,216,970
Asia Pacific	257,244	354,075
Global Investment Management	225,760	204,342
Development Services	914,883	1,132,264
Corporate	351,076	552,790

	$4,726,414	$6,242,573

Identifiable assets by industry segment are those assets used in our operations in each segment. Corporate identifiable assets include cash and cash equivalents and net deferred tax assets.

	December 31,
	2008	2007
	(Dollars in thousands)
Investments in unconsolidated subsidiaries
Americas	$19,423	$43,105
EMEA	1,345	1,491
Asia Pacific	249	300
Global Investment Management	71,648	99,358
Development Services	53,061	92,638

	$145,726	$236,892

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Geographic Information:

	Year ended December 31,
	2008	2007	2006
	(Dollars in thousands)
Revenue
U.S.	$3,110,043	$3,787,978	$2,515,362
U.K.	521,074	687,776	519,865
All other countries	1,497,700	1,558,495	996,800

	$5,128,817	$6,034,249	$4,032,027

The revenue shown in the table above is allocated based upon the country in which services are performed.

	December 31,
	2008	2007
	(Dollars in thousands)
Long-lived assets
U.S.	$127,679	$126,436
U.K.	17,663	27,852
All other countries	62,634	61,926

	$207,976	$216,214

The long-lived assets shown in the table above include property and equipment.

26.	Related Party Transactions

Included in prepaid expenses, other current assets and other long-term assets, net in the accompanying consolidated balance sheets are loans to related parties, primarily employees, of $70.8 million and $76.4 million as of December 31, 2008 and 2007, respectively. The majority of these loans represent sign-on and retention bonuses issued or assumed in connection with acquisitions as well as prepaid retention and recruitment awards issued to employees. These loans are at varying principal amounts, bear interest at rates up to 9.75% per annum and mature on various dates through 2013.

The accompanying consolidated balance sheets also include $0.1 million of notes receivable from sale of stock as of December 31, 2007. There was only one shareholder loan outstanding as of December 31, 2007. This note was a full recourse loan to an employee and was secured by our common stock that was owned by such individual. This loan required quarterly interest payments, bore interest at 10.0% per annum and was fully repaid during the year ended December 31, 2008.

From time to time, directors and executive officers are given an opportunity to invest in investment vehicles managed by certain of our subsidiaries on the same terms as other unaffiliated investors. In 2007, Mr. Wirta invested $2.6 million in CBRE Realty Finance, Inc. These investments have been made on the same terms as unaffiliated investors. Effective December 31, 2008, CBRE Capital Markets no longer manages and sponsors CBRE Realty Finance, Inc.

Bradford Freeman and Frederic Malek, two of our directors, have committed to invest $5.0 million and $2.0 million, respectively, Blum Family Partners, L.P., a significant stockholder affiliated with Richard Blum, our Chairman of the board of directors, has committed to invest $1.5 million and Mr. Wirta has committed to invest $1.0 million in CB Richard Ellis Strategic Partners IV, L.P. (through pooled co-investment vehicles organized for the investment of certain employees). As of December 31, 2008, Mr. Freeman, Mr. Malek, Blum Family Partners, L.P. and Mr. Wirta have fully funded their respective commitments in this investment. CB Richard Ellis Strategic Partners IV, L.P. fund is a closed-end real estate investment fund managed and sponsored by our subsidiary, CBRE Investors. Each of these investments has been approved by our board of directors, including all of the disinterested members.

Bob Sulentic, a director and executive officer, has committed to invest a minimum of $0.8 million in Trammell Crow Company Acquisitions I, L.P., and Trammell Crow Company Acquisitions II, L.P. (through pooled co-investment vehicles organized for the investment of certain employees). As of December 31, 2008, Mr. Sulentic had funded $0.6 million of his commitment in these investments. These funds are closed-end real estate investment funds managed and sponsored by our subsidiary, Trammell Crow Company. These investments have been approved by our board of directors, including all of the disinterested members.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CBRE Investors and certain investment funds managed by it, retained the law firm of Mayer Brown LLP, including its predecessors, to provide legal services during each of 2008, 2007 and 2006. Michael Kantor, who has been a member of our board of directors since February 2004, currently is a partner at Mayer Brown LLP.

27.	Guarantor and Nonguarantor Financial Statements

The following condensed consolidating financial information includes:

(1) Condensed consolidating balance sheets as of December 31, 2008 and 2007; condensed consolidating statements of operations for the years ended December 31, 2008, 2007 and 2006; and condensed consolidating statements of cash flows for the years ended December 31, 2008, 2007 and 2006, of (a) CB Richard Ellis Group as the parent, (b) CBRE as the subsidiary issuer, (c) the guarantor subsidiaries, (d) the nonguarantor subsidiaries and (e) CB Richard Ellis Group, Inc. on a consolidated basis; and

(2) Elimination entries necessary to consolidate CB Richard Ellis Group as the parent, with CBRE and its guarantor and nonguarantor subsidiaries.

Investments in consolidated subsidiaries are presented using the equity method of accounting. The principal elimination entries eliminate investments in consolidated subsidiaries and inter-company balances and transactions.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

27.	Guarantor and Nonguarantor Financial Statements, Continued

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2008

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
Current Assets:
Cash and cash equivalents	$4	$7,203	$9,467	$142,149	$—	$158,823
Restricted cash	—	—	11,313	25,009	—	36,322
Receivables, net	—	—	341,037	410,903	—	751,940
Warehouse receivables (a)	—	—	210,473	—	—	210,473
Deferred compensation assets	—	225,704	—	—	—	225,704
Income taxes receivable	11,146	48,339	42,275	15,960	—	117,720
Prepaid expenses	—	—	46,494	47,788	—	94,282
Deferred tax assets, net	—	97,059	30,266	20,445	—	147,770
Real estate under development	—	—	—	56,322	—	56,322
Real estate and other assets held for sale	—	—	172	40,262	—	40,434
Other current assets	—	—	27,069	48,674	—	75,743

Total Current Assets	11,150	378,305	718,566	807,512	—	1,915,533
Property and equipment, net	—	—	127,436	80,540	—	207,976
Goodwill	—	—	799,591	452,232	—	1,251,823
Other intangible assets, net	—	—	283,715	27,732	—	311,447
Investments in unconsolidated subsidiaries	—	—	99,792	45,934	—	145,726
Investments in consolidated subsidiaries	763,426	2,424,837	772,762	—	(3,961,025)	—
Inter-company loan receivable	—	274,458	635,000	63,208	(972,666)	—
Deferred tax assets, net	—	—	18,874	25,609	—	44,483
Real estate under development	—	—	—	158,090	—	158,090
Real estate held for investment	—	—	4,612	531,367	—	535,979
Available for sale securities	—	—	28,569	225	—	28,794
Other assets, net	—	26,674	60,806	39,083	—	126,563

Total Assets	$774,576	$3,104,274	$3,549,723	$2,231,532	$(4,933,691)	$4,726,414

Current Liabilities:
Accounts payable and accrued expenses	$—	$3,826	$148,719	$243,113	$—	$395,658
Deferred purchase consideration	—	—	4,219	—	—	4,219
Compensation and employee benefits payable	—	—	138,224	117,184	—	255,408
Accrued bonus and profit sharing	—	—	136,416	158,803	—	295,219
Deferred compensation liabilities	—	239,464	—	—	—	239,464
Short-term borrowings:
Warehouse lines of credit (a)	—	—	210,473	—	—	210,473
Revolving credit facility	—	—	—	25,765	—	25,765
Other	—	—	1,827	8,000	—	9,827

Total short-term borrowings	—	—	212,300	33,765	—	246,065
Current maturities of long-term debt	—	208,550	805	1,307	—	210,662
Notes payable on real estate	—	—	—	176,372	—	176,372
Liabilities related to real estate and other assets held for sale	—	—	—	22,740	—	22,740
Other current liabilities	234	18,348	6,862	1,594	—	27,038

Total Current Liabilities	234	470,188	647,545	754,878	—	1,872,845
Long-Term Debt:
Senior secured term loans	—	1,865,200	—	—	—	1,865,200
Other long-term debt	—	—	788	771	—	1,559
Inter-company loan payable	659,656	—	313,010	—	(972,666)	—

Total Long-Term Debt	659,656	1,865,200	313,798	771	(972,666)	1,866,759
Pension liability	—	—	—	19,802	—	19,802
Non-current tax liabilities	—	—	77,460	1,245	—	78,705
Notes payable on real estate	—	—	—	420,242	—	420,242
Other liabilities	—	5,460	86,083	30,795	—	122,338

Total Liabilities	659,890	2,340,848	1,124,886	1,227,733	(972,666)	4,380,691
Commitments and contingencies	—	—	—	—	—	—
Equity:
CB Richard Ellis Group, Inc. Stockholders’ Equity	114,686	763,426	2,424,837	772,762	(3,961,025)	114,686
Non-controlling interests	—	—	—	231,037	—	231,037

Total Equity	114,686	763,426	2,424,837	1,003,799	(3,961,025)	345,723

Total Liabilities and Equity	$774,576	$3,104,274	$3,549,723	$2,231,532	$(4,933,691)	$4,726,414

(a)	Although CBRE Capital Markets is included among our domestic subsidiaries, which jointly and severally guarantee our Credit Agreement, all warehouse receivables funded under the BofA, JP Morgan and Red Capital lines of credit are pledged to BofA, JP Morgan and Red Capital, and accordingly, are not included as collateral for these notes or our other outstanding debt.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

27.	Guarantor and Nonguarantor Financial Statements, Continued

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2007

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
Current Assets:
Cash and cash equivalents	$3	$18,448	$(12,207)	$336,630	$—	$342,874
Restricted cash	—	—	10,095	34,343	—	44,438
Receivables, net	2	—	397,344	684,307	—	1,081,653
Warehouse receivables (a)	—	—	255,777	—	—	255,777
Prepaid expenses	—	—	46,416	33,963	—	80,379
Deferred tax assets, net	—	—	169,116	22,868	—	191,984
Real estate under development	—	—	1,767	76,621	—	78,388
Real estate and other assets held for sale	—	—	6,074	159,004	—	165,078
Deferred compensation assets	—	3,488	—	—	—	3,488
Income taxes receivable	9,882	45,913	—	—	(55,795)	—
Other current assets	—	—	34,712	46,797	—	81,509

Total Current Assets	9,887	67,849	909,094	1,394,533	(55,795)	2,325,568
Property and equipment, net	—	—	126,298	89,916	—	216,214
Goodwill	—	—	1,677,148	497,562	—	2,174,710
Other intangible assets, net	—	—	381,616	22,488	—	404,104
Deferred compensation assets	—	264,190	—	—	—	264,190
Investments in unconsolidated subsidiaries	—	—	162,416	74,476	—	236,892
Investments in consolidated subsidiaries	1,769,805	3,054,239	890,253	—	(5,714,297)	—
Inter-company loan receivable	—	531,081	635,000	92,086	(1,258,167)	—
Deferred tax assets, net	—	121,138	—	21,344	(124,550)	17,932
Real estate under development	—	—	—	138,643	—	138,643
Real estate held for investment	—	—	1,310	309,206	—	310,516
Available for sale securities	—	—	24,321	5,993	—	30,314
Other assets, net	—	24,645	46,993	51,852	—	123,490

Total Assets	$1,779,692	$4,063,142	$4,854,449	$2,698,099	$(7,152,809)	$6,242,573

Current Liabilities:
Accounts payable and accrued expenses	$—	$4,696	$168,314	$315,331	$—	$488,341
Deferred purchase consideration	—	—	4,528	—	—	4,528
Compensation and employee benefits payable	—	—	135,172	172,340	—	307,512
Accrued bonus and profit sharing	—	—	348,465	378,995	—	727,460
Deferred compensation liabilities	—	12,296	—	—	—	12,296
Income taxes payable	—	—	66,099	40,354	(55,795)	50,658
Short-term borrowings:
Revolving credit facility	—	194,000	—	33,065	—	227,065
Warehouse lines of credit (a)	—	—	255,777	—	—	255,777
Other	—	—	13,071	42,767	—	55,838

Total short-term borrowings	—	194,000	268,848	75,832	—	538,680
Current maturities of long-term debt	—	11,000	18	356	—	11,374
Notes payable on real estate	—	—	—	127,706	—	127,706
Liabilities related to real estate and other assets held for sale	—	—	—	131,454	—	131,454
Other current liabilities	234	17,079	5,315	1,174	—	23,802

Total Current Liabilities	234	239,071	996,759	1,243,542	(55,795)	2,423,811
Long-Term Debt:
Senior secured term loans	—	1,776,000	—	—	—	1,776,000
Other long-term debt	—	—	15	1,337	—	1,352
Inter-company loan payable	790,915	—	467,252	—	(1,258,167)	—

Total Long-Term Debt	790,915	1,776,000	467,267	1,337	(1,258,167)	1,777,352
Deferred compensation liabilities	—	278,266	—	—	—	278,266
Deferred tax liabilities, net	—	—	124,550	—	(124,550)	—
Pension liability	—	—	—	34,163	—	34,163
Non-current tax liabilities	—	—	79,567	2,280	—	81,847
Notes payable on real estate	—	—	—	218,873	—	218,873
Other liabilities	—	—	132,067	44,038	—	176,105

Total Liabilities	791,149	2,293,337	1,800,210	1,544,233	(1,438,512)	4,990,417
Commitments and contingencies	—	—	—	—	—	—
Equity:
CB Richard Ellis Group, Inc. Stockholders’ Equity	988,543	1,769,805	3,054,239	890,253	(5,714,297)	988,543
Non-controlling interests	—	—	—	263,613	—	263,613

Total Equity	988,543	1,769,805	3,054,239	1,153,866	(5,714,297)	1,252,156

Total Liabilities and Equity	$1,779,692	$4,063,142	$4,854,449	$2,698,099	$(7,152,809)	$6,242,573

(a)	Although CBRE Capital Markets is included among our domestic subsidiaries, which jointly and severally guarantee our Credit Agreement, all warehouse receivables funded under the JP Morgan and WAMU lines of credit are pledged to JP Morgan and WAMU, and accordingly, are not included as collateral for these notes or our other outstanding debt.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

27.	Guarantor and Nonguarantor Financial Statements, Continued

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2008

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
Revenue	$—	$—	$3,060,127	$2,068,690	$—	$5,128,817
Costs and expenses:
Cost of services	—	—	1,820,243	1,106,478	—	2,926,721
Operating, administrative and other	27,507	4,116	905,936	809,523	—	1,747,082
Depreciation and amortization	—	—	55,870	46,947	—	102,817
Goodwill and other non-amortizable intangible asset impairment	—	—	1,012,449	146,957	—	1,159,406

Total costs and expenses	27,507	4,116	3,794,498	2,109,905	—	5,936,026
Gain on disposition of real estate	—	—	1,331	17,409	—	18,740

Operating loss	(27,507)	(4,116)	(733,040)	(23,806)	—	(788,469)
Equity loss from unconsolidated subsidiaries	—	—	(44,597)	(35,533)	—	(80,130)
Other loss	—	—	—	(7,686)	—	(7,686)
Interest income	2	2,254	10,392	8,884	(3,770)	17,762
Interest expense	382	133,005	3,323	34,216	(3,770)	167,156
Royalty and management service (income) expense	—	—	(27,919)	27,919	—	—
Loss from consolidated subsidiaries	(995,325)	(890,329)	(92,890)	—	1,978,544	—

(Loss) income from continuing operations before (benefit) provision for income taxes	(1,023,212)	(1,025,196)	(835,539)	(120,276)	1,978,544	(1,025,679)
(Benefit) provision for income taxes	(11,146)	(29,871)	54,790	37,037	—	50,810

Net loss from continuing operations	(1,012,066)	(995,325)	(890,329)	(157,313)	1,978,544	(1,076,489)
Income from discontinued operations, net of income taxes	—	—	—	26,748	—	26,748

Net loss	(1,012,066)	(995,325)	(890,329)	(130,565)	1,978,544	(1,049,741)
Less: Net loss attributable to non-controlling interests	—	—	—	(37,675)	—	(37,675)

Net loss attributable to CB Richard Ellis Group, Inc.	$(1,012,066)	$(995,325)	$(890,329)	$(92,890)	$1,978,544	$(1,012,066)

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

27.	Guarantor and Nonguarantor Financial Statements, Continued

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2007

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
Revenue	$—	$—	$3,759,374	$2,274,875	$—	$6,034,249
Costs and expenses:
Cost of services	—	—	2,132,791	1,067,927	—	3,200,718
Operating, administrative and other	23,586	4,115	1,194,096	766,861	—	1,988,658
Depreciation and amortization	—	—	78,092	35,177	—	113,269
Merger-related charges	—	—	55,416	1,516	—	56,932

Total costs and expenses	23,586	4,115	3,460,395	1,871,481	—	5,359,577
Gain on disposition of real estate	—	—	164	24,135	—	24,299

Operating (loss) income	(23,586)	(4,115)	299,143	427,529	—	698,971
Equity income from unconsolidated subsidiaries	—	—	60,193	4,746	—	64,939
Other loss	—	(3,880)	(33,654)	—	—	(37,534)
Interest income	6	140	17,408	14,472	(3,022)	29,004
Interest expense	—	141,341	1,553	23,119	(3,022)	162,991
Royalty and management service (income) expense	—	—	(28,346)	28,346	—	—
Income from consolidated subsidiaries	404,203	484,756	273,036	—	(1,161,995)	—

Income from continuing operations before (benefit) provision for income taxes	380,623	335,560	642,919	395,282	(1,161,995)	592,389
(Benefit) provision for income taxes	(9,882)	(68,643)	158,163	113,005	—	192,643

Income from continuing operations	390,505	404,203	484,756	282,277	(1,161,995)	399,746
Income from discontinued operations, net of income taxes	—	—	—	5,308	—	5,308

Net income	390,505	404,203	484,756	287,585	(1,161,995)	405,054
Less: Net income attributable to non-controlling interests	—	—	—	14,549	—	14,549

Net income attributable to CB Richard Ellis Group, Inc.	$390,505	$404,203	$484,756	$273,036	$(1,161,995)	$390,505

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

27.	Guarantor and Nonguarantor Financial Statements, Continued

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2006

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
Revenue	$—	$—	$2,514,655	$1,517,372	$—	$4,032,027
Costs and expenses:
Cost of services	—	—	1,378,168	732,344	—	2,110,512
Operating, administrative and other	11,831	6,978	776,279	508,693	—	1,303,781
Depreciation and amortization	—	—	41,859	25,736	—	67,595

Total costs and expenses	11,831	6,978	2,196,306	1,266,773		3,481,888

Operating (loss) income	(11,831)	(6,978)	318,349	250,599	—	550,139
Equity income in unconsolidated subsidiaries	—	324	24,365	8,611	—	33,300
Other income	—	—	8,610	—	—	8,610
Interest income	9	42,300	7,404	2,232	(42,123)	9,822
Interest expense	—	41,004	39,486	6,640	(42,123)	45,007
Write-off of financing costs	—	33,847	—	—	—	33,847
Income from consolidated subsidiaries	325,515	354,210	160,261	—	(839,986)	—

Income before (benefit) provision for income taxes	313,693	315,005	479,503	254,802	(839,986)	523,017
(Benefit) provision for income taxes	(4,878)	(10,510)	125,293	88,421	—	198,326

Net income	318,571	325,515	354,210	166,381	(839,986)	324,691
Less: Net income attributable to non-controlling interests	—	—	—	6,120	—	6,120

Net income attributable to CB Richard Ellis Group, Inc.	$318,571	$325,515	$354,210	$160,261	$(839,986)	$318,571

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

27.	Guarantor and Nonguarantor Financial Statements, Continued

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2008

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Consolidated Total
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:	$11,615	$(83,799)	$(28,504)	$(29,685)	$(130,373)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	—	—	(28,160)	(23,311)	(51,471)
Acquisition of businesses including net assets acquired, intangibles and goodwill, net of cash acquired	—	—	(35,336)	(204,590)	(239,926)
Contributions to unconsolidated subsidiaries	—	—	(28,723)	(27,627)	(56,350)
Distributions from unconsolidated subsidiaries	—	—	21,647	3,797	25,444
Proceeds from the sale of servicing rights and other assets	—	—	28,662	494	29,156
Additions to real estate held for investment	—	—	—	(128,487)	(128,487)
(Increase) decrease in restricted cash	—	—	(1,218)	7,191	5,973
Other investing activities, net	—	120	(3,468)	—	(3,348)

Net cash provided by (used in) investing activities	—	120	(46,596)	(372,533)	(419,009)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from senior secured term loans	—	300,000	—	—	300,000
Repayment of senior secured term loans	—	(13,250)	—	—	(13,250)
Proceeds from revolving credit facility	—	1,915,860	—	108,902	2,024,762
Repayment of revolving credit facility	—	(2,109,860)	—	(98,785)	(2,208,645)
Proceeds from notes payable on real estate held for investment	—	—	—	115,676	115,676
Repayment of notes payable on real estate held for investment	—	—	—	(16,427)	(16,427)
Proceeds from notes payable on real estate held for sale and under development	—	—	—	144,296	144,296
Repayment of notes payable on real estate held for sale and under development	—	—	—	(142,222)	(142,222)
Repayment of short-term borrowings and other loans, net	—	—	(9,304)	(35,259)	(44,563)
Proceeds from exercise of stock options	4,026	—	—	—	4,026
Incremental tax benefit from stock options exercised	4,294	—	—	—	4,294
Proceeds from issuance of common stock, net	207,835	—	—	—	207,835
Non-controlling interests contributions	—	—	—	48,533	48,533
Non-controlling interests distributions	—	—	—	(37,646)	(37,646)
Payment of financing costs	—	(6,226)	—	(4,667)	(10,893)
(Increase) decrease in inter-company receivables, net	(227,829)	(14,090)	106,078	135,841	—
Other financing activities, net	60	—	—	(1,877)	(1,817)

Net cash (used in) provided by financing activities	(11,614)	72,434	96,774	216,365	373,959
Effect of currency exchange rate changes on cash and cash equivalents	—	—	—	(8,628)	(8,628)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1	(11,245)	21,674	(194,481)	(184,051)
CASH AND CASH EQUIVALENTS, AT BEGINNING OF PERIOD	3	18,448	(12,207)	336,630	342,874

CASH AND CASH EQUIVALENTS, AT END OF PERIOD	$4	$7,203	$9,467	$142,149	$158,823

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$—	$126,051	$934	$21,841	$148,826

Income tax payments, net	$—	$—	$92,931	$104,422	$197,353

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

27.	Guarantor and Nonguarantor Financial Statements, Continued

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2007

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Consolidated Total
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:	$16,643	$(132,428)	$583,396	$180,599	$648,210
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	—	—	(60,557)	(32,398)	(92,955)
Acquisition of businesses including net assets acquired, intangibles and goodwill, net of cash acquired	—	—	(17,248)	(73,225)	(90,473)
Cash paid for Trammell Crow Company	—	—	(94,483)	—	(94,483)
Contributions to unconsolidated subsidiaries	—	—	(61,906)	(35,924)	(97,830)
Distributions from unconsolidated subsidiaries	—	—	32,292	25,520	57,812
Proceeds from the sale of servicing rights and other assets	—	—	28,126	4,378	32,504
Additions to real estate held for investment	—	—	—	(189,602)	(189,602)
Net proceeds from disposition of real estate held for investment	—	—	—	10,898	10,898
Decrease in restricted cash	—	—	163,897	4,914	168,811
Other investing activities, net	—	222	(3,557)	14,232	10,897

Net cash provided by (used in) investing activities	—	222	(13,436)	(271,207)	(284,421)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of senior secured term loans	—	(286,000)	—	—	(286,000)
Proceeds from revolving credit facility	—	561,500	—	42,686	604,186
Repayment of revolving credit facility	—	(367,500)	—	(14,204)	(381,704)
Repayment of 9 3/4% senior notes	—	(3,310)	—	—	(3,310)
Proceeds from notes payable on real estate held for investment	—	—	—	142,862	142,862
Repayment of notes payable on real estate held for investment	—	—	—	(21,621)	(21,621)
Proceeds from notes payable on real estate held for sale and under development	—	—	—	210,532	210,532
Repayment of notes payable on real estate held for sale and under development	—	—	—	(126,066)	(126,066)
(Repayment of) proceeds from short-term borrowings and other loans, net	—	—	(421)	33,946	33,525
Proceeds from exercise of stock options	11,867	—	—	—	11,867
Incremental tax benefit from stock options exercised	16,568	—	—	—	16,568
Repurchase of common stock	(635,000)	—	—	—	(635,000)
Non-controlling interests contributions	—	—	—	198,446	198,446
Non-controlling interests distributions	—	—	—	(34,842)	(34,842)
Payment of financing costs	—	(900)	—	(4,709)	(5,609)
Decrease (increase) in inter-company receivables, net	589,920	162,491	(611,755)	(140,656)	—
Other financing activities, net	—	—	—	(1,087)	(1,087)

Net cash (used in) provided by financing activities	(16,645)	66,281	(612,176)	285,287	(277,253)
Effect of currency exchange rate changes on cash and cash equivalents	—	—	—	11,862	11,862

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(2)	(65,925)	(42,216)	206,541	98,398
CASH AND CASH EQUIVALENTS, AT BEGINNING OF PERIOD	5	84,373	30,009	130,089	244,476

CASH AND CASH EQUIVALENTS, AT END OF PERIOD	$3	$18,448	$(12,207)	$336,630	$342,874

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$—	$136,009	$1,002	$11,933	$148,944

Income tax payments, net	$—	$—	$210,973	$106,421	$317,394

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

27.	Guarantor and Nonguarantor Financial Statements, Continued

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2006

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Consolidated Total
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:	$1,311	$(51,909)	$177,651	$302,991	$430,044
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	—	—	(32,938)	(22,360)	(55,298)
Acquisition of businesses including net assets acquired, intangibles and goodwill, net of cash acquired	—	—	(32,834)	(74,657)	(107,491)
Cash paid for Trammell Crow Company, net of cash acquired	—	—	(1,677,422)	—	(1,677,422)
Contributions to unconsolidated subsidiaries	—	—	(15,673)	(47,274)	(62,947)
Distributions from unconsolidated subsidiaries	—	81	26,552	1,925	28,558
Proceeds from the sale of servicing rights and other assets	—	—	7,614	427	8,041
Increase in restricted cash	—	—	(157,371)	(38,421)	(195,792)
Other investing activities, net	—	64	101	253	418

Net cash provided by (used in) investing activities	—	145	(1,881,971)	(180,107)	(2,061,933)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from senior secured term loans	—	2,073,000	—	—	2,073,000
Repayment of senior secured term loans	—	(265,250)	—	—	(265,250)
Proceeds from revolving credit facility	—	751,900	—	91,424	843,324
Repayment of revolving credit facility	—	(751,900)	—	(91,424)	(843,324)
Repayment of 11 1/4% senior subordinated notes	—	(164,669)	—	—	(164,669)
Repayment of 9 3/4% senior notes	—	(126,690)	—	—	(126,690)
Repayment of notes payable	—	—	(74,000)	—	(74,000)
Proceeds from notes payable on real estate held for investment	—	—	—	18,200	18,200
Proceeds from notes payable on real estate held for sale and under development	—	—	—	11,605	11,605
Repayment of notes payable on real estate held for sale and under development	—	—	—	(71,168)	(71,168)
Repayment of short-term borrowings and other loans, net	—	—	(3,216)	(5,410)	(8,626)
Proceeds from exercise of stock options	15,572	—	—	—	15,572
Incremental tax benefit from stock options exercised	31,774	—	—	—	31,774
Non-controlling interests contributions	—	—	—	14,710	14,710
Non-controlling interests distributions	—	—	—	(3,100)	(3,100)
Payment of financing costs	—	(29,843)	—	—	(29,843)
(Increase) decrease in inter-company receivables, net	(48,699)	(1,456,860)	1,505,589	(30)	—
Other financing activities, net	41	—	—	(1,996)	(1,955)

Net cash (used in) provided by financing activities	(1,312)	29,688	1,428,373	(37,189)	1,419,560
Effect of currency exchange rate changes on cash and cash equivalents	—	—	—	7,516	7,516

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1)	(22,076)	(275,947)	93,211	(204,813)
CASH AND CASH EQUIVALENTS, AT BEGINNING OF PERIOD	6	106,449	305,956	36,878	449,289

CASH AND CASH EQUIVALENTS, AT END OF PERIOD	$5	$84,373	$30,009	$130,089	$244,476

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$—	$54,713	$838	$376	$55,927

Income tax payments, net	$—	$6,804	$138,501	$73,630	$218,935

CB RICHARD ELLIS GROUP, INC.

QUARTERLY RESULTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31, 2008	Three Months Ended September 30, 2008	Three Months Ended June 30, 2008	Three Months Ended March 31, 2008
	(Dollars in thousands, except share data)
Revenue	$1,283,284	$1,299,735	$1,314,873	$1,230,925
Operating (loss) income	(1,055,025)	108,375	87,849	70,332
Net (loss) income attributable to CB Richard Ellis Group, Inc.	(1,089,456)	40,373	16,563	20,454
Basic EPS (1)	$(4.70)	$0.20	$0.08	$0.10
Weighted average shares outstanding for basic EPS (1)	231,756,165	203,680,475	203,435,495	203,110,675
Diluted EPS (1)	$(4.70)	$0.19	$0.08	$0.10
Weighted average shares outstanding for diluted EPS (1)	231,756,165	207,706,250	208,388,563	207,730,837

	Three Months Ended December 31, 2007	Three Months Ended September 30, 2007	Three Months Ended June 30, 2007	Three Months Ended March 31, 2007
	(Dollars in thousands, except share data)
Revenue	$1,837,116	$1,492,809	$1,490,363	$1,213,961
Operating income	191,973	215,254	198,616	93,128
Net income attributable to CB Richard Ellis Group, Inc.	122,446	114,947	141,135	11,977
Basic EPS (1)	$0.55	$0.50	$0.61	$0.05
Weighted average shares outstanding for basic EPS (1)	222,750,267	230,997,817	230,543,095	229,663,454
Diluted EPS (1)	$0.54	$0.48	$0.59	$0.05
Weighted average shares outstanding for diluted EPS (1)	228,102,903	237,450,864	237,475,584	236,932,240

(1)	EPS is defined as (loss) earnings per share.